                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-110739


PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED NOVEMBER 25, 2003)
                                 $1,250,000,000

                                  (ALCAN LOGO)

                                   ALCAN INC.
                       $500,000,000 5.200% NOTES DUE 2014
                       $750,000,000 6.125% NOTES DUE 2033
                               ------------------
     We will pay interest on the Notes Due 2014 each July 15 and January 15 and on the Notes Due 2033 (together with the Notes Due 2014, the "Notes") each June 15 and December 15. The first interest payment for the Notes Due 2014 will be made on July 15, 2004 and, for the Notes Due 2033, the first interest payment will be made on June 15, 2004.
                               ------------------
     The Notes Due 2014 will mature on January 15, 2014 and the Notes Due 2033 will mature on December 15, 2033. We may redeem the Notes, in whole or from time to time in part, at our option on any date at a redemption price to be determined as described in this prospectus supplement under the heading "Description of the Notes -- Redemption -- Optional Redemption Feature." We may, at our option, redeem the Notes in whole, but not in part, if our acquisition of Pechiney, as described in this prospectus supplement, has not been consummated by December 31, 2003 at a redemption price as described in this prospectus supplement under the heading "Description of the Notes -- Redemption -- Call Event Feature." The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

     INVESTING IN THE NOTES INVOLVES RISKS.   SEE "RISK FACTORS" BEGINNING ON
PAGE S-6 FOR A DESCRIPTION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY NOTES.
                               ------------------
          NOTES DUE 2014 -- PRICE 99.790% AND ACCRUED INTEREST, IF ANY
          NOTES DUE 2033 -- PRICE 98.807% AND ACCRUED INTEREST, IF ANY
                               ------------------

                                                                                 UNDERWRITING
                                                                                DISCOUNTS AND     PROCEEDS TO
                                                              PRICE TO PUBLIC    COMMISSIONS        COMPANY
                                                              ---------------   --------------   --------------
Per Note Due 2014...........................................         99.790%            0.450%          99.340%
Total.......................................................  $  498,950,000    $    2,250,000   $  496,700,000
Per Note Due 2033...........................................         98.807%            0.875%          97.932%
Total.......................................................  $  741,052,500    $    6,562,500   $  734,490,000

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

     The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream, Luxembourg, on December 8, 2003.
                               ------------------

CITIGROUP              MORGAN STANLEY  RBC CAPITAL MARKETS

                               ------------------

ABN AMRO INCORPORATED    CIBC WORLD            COMMERZBANK
                          MARKETS               SECURITIES
SCOTIA CAPITAL            SG COWEN            TD
   SECURITIES            UBS INVESTMENT BANK

December 3, 2003

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Summary.....................................................   S-2
Exchange Rate Information...................................   S-5
Risk Factors................................................   S-6
Offers to Purchase Securities of Pechiney...................  S-15
Use of Proceeds.............................................  S-21
Ratios of Earnings to Fixed Charges.........................  S-22
Capitalization..............................................  S-23
Description of the Notes....................................  S-24
Canadian Taxation...........................................  S-27
United States Taxation......................................  S-28
Underwriters................................................  S-32
Where You Can Find More Information.........................  S-34

                            PROSPECTUS
                                                              PAGE
                                                              ----
Forward-Looking Statements..................................     3
About this Prospectus.......................................     4
Where You Can Find More Information.........................     4
About Alcan Inc. ...........................................     6
Use of Proceeds.............................................     6
Ratios of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Stock Dividends...............     7
Description of Debt Securities..............................     9
Description of Share Capital................................    21
Description of Preference Shares............................    22
Description of Common Shares................................    24
Description of Warrants.....................................    25
Tax Consequences............................................    27
Experts.....................................................    27
Validity of Securities......................................    27
Plan of Distribution........................................    28

                             ---------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THE DOCUMENT.

Unless the context otherwise indicates, the terms "Alcan Inc." or "Alcan," the "Company," "we," "us" or "our" mean Alcan Inc. and its controlled subsidiaries.

References in this document to "Pechiney" refer to Pechiney, a French societe anonyme and, where applicable, its consolidated subsidiaries.

                                    SUMMARY

                                ABOUT ALCAN INC.

     We are a Canadian corporation and the parent company of an international group operating in many aspects of the aluminum and specialty packaging businesses.

     Our operations include:

     - the mining and processing of bauxite, the basic aluminum ore;

     - the refining of bauxite into alumina;

     - the generation of electricity for use in smelting aluminum;

     - the smelting of aluminum from alumina;

     - the recycling of used and scrap aluminum;

     - the fabrication of aluminum, aluminum alloys and non-aluminum materials into semi-finished and finished products;

     - the production and conversion of specialty packaging and packaging products for many industries including the food, pharmaceutical, cosmetic, personal care and tobacco sectors;

     - the distribution and marketing of aluminum, non-aluminum and packaging products; and

     - in connection with our aluminum operations, the production and sale of industrial chemicals.

     We have a network of operations in 42 countries with 54,000 dedicated employees, a global customer base, innovative products and advanced technologies.

     Our principal executive offices are located at 1188 Sherbrooke Street West, Montreal, Quebec, Canada H3A 3G2, and our telephone number is (514) 848-8000.

                                  THE OFFERING

     The following is not intended to be complete. For a more detailed description of the Notes, see "Description of the Notes."

Issuer........................   Alcan Inc.

Notes Offered.................   $500 million aggregate principal amount of
                                 Notes Due 2014. $750 million aggregate
                                 principal amount of Notes Due 2033. The Notes
                                 Due 2014 and the Notes Due 2033 are together referred to as the "Notes."

Maturity Date.................   The maturity date of the Notes Due 2014 is
                                 January 15, 2014. The maturity date of the Notes Due 2033 is December 15, 2033.

Issue Price...................   In the case of the Notes Due 2014, 99.790% plus
                                 accrued interest, if any, from December 8, 2003. In the case of the Notes Due 2033,
                                 98.807% plus accrued interest, if any, from December 8, 2003.

Interest......................   The Notes Due 2014 will bear interest at
                                 5.200%. The Notes Due 2033 will bear interest at 6.125%. Interest on the Notes will be payable semi-annually in arrears. See
                                 "Description of the Notes -- Payment of
                                 Interest."

Ranking.......................   The Notes will rank equally with all of our
                                 senior unsecured indebtedness.

No Entitlement to Sinking
Fund..........................   The Notes will not be entitled to the benefit
                                 of any sinking fund.

Call Event If Pechiney
Acquisition Not Completed.....   We may, at our option, redeem the Notes in
                                 whole, but not in part, if the acquisition of Pechiney, as discussed in "Offers to Purchase
                                 Equity Securities of Pechiney" has not been consummated by December 31, 2003 at a redemption price specified under "Description of the Notes -- Redemption -- Call Event
                                 Feature."

Optional Redemption...........   We may redeem the Notes, in whole or from time
                                 to time in part, at our option on any date at the redemption price specified under
                                 "Description of the
                                 Notes -- Redemption -- Optional Redemption
                                 Feature."

Absence of a Public Market for
the Notes.....................   There is no public trading market for the
                                 Notes, and there is no intention to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. See "Risk
                                 Factors -- We cannot assure you that an active trading market will develop for the Notes."

Global Settlement.............   Each series of Notes will be represented by one
                                 or more global notes deposited with, or on behalf of, The Depository Trust Company
                                 ("DTC"). You will not receive certificated
                                 Notes unless one of the events described in the accompanying prospectus under the heading
                                 "Description of Debt Securities -- Legal
                                 Ownership and Book-Entry Only Issuance" occurs.
                                 A holder may hold beneficial interests in the Notes directly through DTC, if the holder is a participant in DTC, or indirectly through organizations that are participants in DTC or that have accounts with participants in DTC, including Euroclear and Clearstream,
                                 Luxembourg. See "Description of Debt
                                 Securities -- Legal Ownership and Book-Entry
                                 Only Issuance" in the accompanying prospectus.

Use of Proceeds...............   We estimate that the net proceeds from the sale
                                 of the Notes will be approximately
                                 $1,231,190,000. We intend to use all of such proceeds to finance a portion of the cash component of the consideration offered in connection with our tender for the purchase of equity and equity-related securities of
                                 Pechiney. See "Offers to Purchase Securities of
                                 Pechiney" and "Use of Proceeds."

                                  RISK FACTORS

     Investing in the notes involves risks. See "Risk Factors" beginning on page S-6 for a description of certain risks you should consider before purchasing any Notes.

                           EXCHANGE RATE INFORMATION

     Alcan filed certain pro forma financial information with respect to the combination of Alcan and Pechiney in a Current Report on Form 8-K, dated November 18, 2003. The Pechiney historical balance sheet information and related pro forma adjustments included in such report as of September 30, 2003 were translated into dollars at the September 30, 2003 rate of exchange of $1.1650 for E1.00. The Pechiney historical statements of income information for the year ended December 31, 2002, the nine-month period ended September 30, 2003 and related pro forma adjustments to the unaudited pro forma statements of income included in such report were translated at the average rates of exchange of $1.0577 for E1.00 and $1.1175 for E1.00, respectively. The dollar-euro rate of exchange has changed since such dates and periods of calculation.

     The following tables show, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the euro. The average rates presented in these tables were calculated by using the average of the exchange rates on the last day of each month during the relevant period. This information is provided solely for your information, and we do not represent that euros could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by Alcan or Pechiney in the preparation of their respective consolidated financial statements incorporated by reference into this prospectus.

     The data provided in the following table is expressed in U.S. dollars per euro and is based on noon buying rates published by the Federal Reserve Bank of New York for the euro. On December 2, 2003, the exchange rate between the U.S. dollar and the euro expressed in U.S. dollar per euro was E1.00 = 1.2084. The data provided in the following table for the period prior to January 1999 is based on noon buying rates for the French franc converted into the euro at the fixed rate established by the European Council of Ministers of FF 6.55957 = E1.00.

                                                           HIGH     LOW     AVERAGE   PERIOD END
                                                          ------   ------   -------   ----------
Year Ended December 31,
  1998..................................................     N/A      N/A      N/A      1.1739
  1999..................................................  1.1812   1.0016   1.0683      1.0070
  2000..................................................  1.0335   0.8270   0.9232      0.9388
  2001..................................................  0.9535   0.8730   0.8952      0.8901
  2002..................................................  1.0485   0.8594   0.9454      1.0485
  2003 (through November 30, 2003)......................  1.1870   1.0361   1.1130      1.1717

                                                               HIGH     LOW
                                                              ------   ------
Months in 2002 and 2003
  December..................................................  1.0485   0.9927
  January...................................................  1.0861   1.0361
  February..................................................  1.0875   1.7080
  March.....................................................  1.1062   1.0545
  April.....................................................  1.1180   1.0621
  May.......................................................  1.1853   1.1200
  June......................................................  1.1870   1.1423
  July......................................................  1.1580   1.1164
  August....................................................  1.1390   1.0871
  September.................................................  1.1650   1.0845
  October...................................................  1.1596   1.1833
  November..................................................  1.1417   1.1995

                                  RISK FACTORS

     An investment in the Notes involves risks. You should carefully consider the following risks and the other information included in and incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to purchase any Notes. Our risk profile is affected by our current efforts to acquire Pechiney, and several of the risk factors discussed below relate to our offer for Pechiney's equity securities and the consequences of our successful completion of the offer.

            RISKS RELATED TO OUR BUSINESS AND THE MARKET ENVIRONMENT

WE WILL CONTINUE TO BE EXPOSED TO VOLATILITY IN THE ALUMINUM INDUSTRY AND IN ALUMINUM END USE MARKETS, WHICH MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS SINCE SUCH VOLATILITY MAY RESULT IN SIGNIFICANTLY LOWER REVENUES WITHOUT AFFECTING OUR COSTS.

     We are a leading global producer of aluminum and aluminum fabricated products. The aluminum industry is highly cyclical, with prices subject to worldwide market forces of supply and demand and other influences. Prices have been volatile historically and we expect such volatility to continue. Although we use contractual arrangements with customers, employ certain measures to manage our exposure to the volatility of London Metals Exchange ("LME") based prices and are product and segment diversified to a significant extent, our results of operations could be materially adversely affected by material adverse changes in economic or aluminum industry conditions generally. In the past, declining LME prices have adversely affected our profitability. Many of our costs in these areas are fixed and cannot be reduced in tandem with lower market prices for our products. Aluminum end use markets, including the automotive and building and construction sectors, are also cyclical. When downturns occur in these sectors, decreased demand for aluminum may result in lower prices for our products and may have a material adverse effect on our results of operations.

WE WILL CONTINUE TO BE SUBJECT TO THE HIGHLY COMPETITIVE AND CYCLICAL PACKAGING MARKET.

     We are participants in the market for packaging materials. There has been recent sustained weakness in most segments of the packaging market, which has adversely affected results in this market. The packaging market is highly competitive, with competition based on cost and innovation. Our operating results could be adversely affected if we cannot effectively compete in this market or if the market continues to experience weakness.

OUR OPERATIONS WILL CONTINUE TO BE EXPOSED TO CHANGES IN CONDITIONS AND EVENTS BEYOND OUR CONTROL IN COUNTRIES WHERE WE HAVE OPERATIONS OR SELL PRODUCTS.

     Economic and other factors in the many countries in which we operate, including inflation, fluctuations in currency and interest rates, competitive factors, and civil unrest and labor problems, could affect our revenues, expenses and results of operations. Our operations could also be adversely affected by government actions such as controls on imports, exports and prices, new forms of taxation, and increased government regulation in the countries in which we operate or service customers. We operate in many areas in which political or economic instability affect our ability to conduct operations or realize projected economic benefits.

OUR OPERATIONS ARE ENERGY-INTENSIVE AND, AS A RESULT, OUR PROFITABILITY MAY DECLINE IF ENERGY COSTS WERE TO RISE, OR IF OUR ENERGY SUPPLIES WERE INTERRUPTED.

     We consume substantial amounts of energy in our operations. Although we generally expect to meet the energy requirements for our aluminum smelters and alumina refineries from internal sources or from long-term contracts, the following factors could materially adversely affect our energy position:

     - the unavailability of hydroelectric power due to droughts;

     - significant increases in costs of supplied electricity;

     - interruptions in energy supply due to equipment failure or other causes;
       or

     - the inability to extend contracts upon expiration on economical terms.

     Pechiney currently obtains a significant portion of its electricity requirements under contracts with Electricite de France. We may not be able to renew or replace these contracts on comparable terms following their expiry.

     In addition, aluminum smelters generally require an uninterrupted supply of intense electrical energy, and any interruption for more than a very short duration, whatever the cause, may have a major technical, commercial and financial impact on the activities of the facility concerned.

     If energy costs were to rise, or if energy supplies or supply arrangements were disturbed, our profitability may decline. The factors that affect our energy costs and supply reliability tend to be specific to each of our facilities, and thus our competitors could enjoy a relative advantage over us if we face energy reliability or cost issues.

OUR PROFITABILITY COULD BE ADVERSELY AFFECTED BY INCREASES IN THE COST AND DISRUPTIONS IN THE AVAILABILITY OF RAW MATERIALS.

     The raw materials that we use in manufacturing our products include alumina, aluminum, caustic soda and calcined petroleum coke and resin. Pechiney has a significant plastics packaging business and therefor also consumes large amounts of plastics in addition to alumina and aluminum. The prices of many of the raw materials we use depend on supply and demand relationships at a worldwide level, and are therefore subject to continuous volatility.

     Prices for the raw materials we require may increase from time to time and, if they do, we may not be able to pass on the entire cost of the increases to our customers or offset fully the effects of higher raw material costs through productivity improvements, which may cause our profitability to decline. In addition, there is a potential time lag between changes in prices under our purchase contracts and the point when we can implement a corresponding change under our sales contracts with our customers. As a result, we can be exposed to fluctuations in raw materials prices since, during the time lag period, we may have to temporarily bear the additional cost of the change under our purchase contracts, which could have a negative impact on our profitability.

THE MARKETS FOR OUR PRODUCTS ARE HIGHLY COMPETITIVE AND THE WILLINGNESS OF CUSTOMERS TO ACCEPT SUBSTITUTIONS FOR OUR PRODUCTS IS HIGH.

     The markets for aluminum and packaging products are highly competitive. In addition, aluminum competes with other materials, such as steel, plastics and glass, among others, for various applications in our key customer sectors. The willingness of customers to accept substitutions for our products, the ability of large customers to apply buyer power in the marketplace to affect the pricing for fabricated aluminum or packaging products or other developments could adversely affect our results of operations.

CERTAIN OF OUR CUSTOMERS ARE SIGNIFICANT TO OUR PROFITABILITY, AND WE COULD BE ADVERSELY AFFECTED BY CHANGES IN THE BUSINESS OR FINANCIAL CONDITION OF THESE SIGNIFICANT CUSTOMERS.

     A significant downturn in the business or financial condition of our significant customers could materially adversely affect our results of operations. In addition, if our existing relationships with significant customers materially deteriorate or are terminated in the future, and we are not successful in replacing business lost to such customers, our results of operations may be harmed. Our markets are competitive and customers may seek to consolidate supplier relationships or change suppliers to accrue cost savings and other benefits.

WE MAY BE SUBJECT TO LIABILITY RELATED TO THE USE OF HAZARDOUS SUBSTANCES IN PRODUCTION.

     We use a variety of hazardous materials and chemicals in our manufacturing processes, as well as in connection with maintenance work on our manufacturing facilities. In the event that any of these substances or related residues proves to be toxic, we may be liable for certain costs, including, among others, costs for health-related claims or removal or retreatment of such substances.

     Although we do not currently use asbestos or its derivatives as raw materials in our manufacturing processes, there is some risk of asbestos exposure associated with the existence of asbestos-containing materials in our manufacturing buildings and equipment.

WE MAY BE EXPOSED TO SIGNIFICANT LEGAL PROCEEDINGS OR INVESTIGATIONS.

     Our results of operations or liquidity in a particular period could be affected by significant adverse legal proceedings or investigations, including environmental, product liability, health and safety and other claims, as well as commercial or contractual disputes with suppliers or customers.

WE COULD BE REQUIRED TO MAKE LARGE CONTRIBUTIONS TO OUR DEFINED BENEFIT PENSION PLANS AS A RESULT OF ADVERSE CHANGES IN INTEREST RATES AND THE EQUITY MARKETS.

     We sponsor defined benefit pension plans for our employees in Canada, the United States, the United Kingdom, Switzerland and certain other countries. Pechiney also maintains substantial defined benefit plans for its workforce. Our pension plan assets consist primarily of listed stocks and bonds. Our estimates of liabilities and expenses for pensions and other post-retirement benefits incorporate significant assumptions, including expected long-term rates of return on plan assets and interest rates used to discount future benefits. Our results of operations, liquidity or shareholders' equity in a particular period could be materially adversely affected by equity market returns that are less than their expected long-term rate of return or a decline of the rate used to discount future benefits.

     If the assets of our pension plans do not achieve expected investment returns for any fiscal year, such deficiency would result in one or more charges against earnings. In addition, changing economic conditions, poor pension investment returns or other factors may require us to make substantial cash contributions to the pension plans in the future, preventing the use of such cash for other purposes. For example, we recently made a significant contribution to one of our Canadian defined benefit plans as a result of recent poor investment performance.

ADVERSE CHANGES IN CURRENCY EXCHANGE RATES COULD NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

     We conduct operations and own assets worldwide and transact business in a variety of currencies. Adverse changes in the relative values of currencies can pressure our ability to sell our products or increase the cost of imports and can reduce the value of our assets in relative terms. Foreign currency translation effects have negatively affected our reported financial results in recent reporting periods.

PAST AND FUTURE ACQUISITIONS OR DIVESTITURES MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     We have grown partly through the acquisition of other businesses. There are numerous risks commonly encountered in business combinations, including the risk that we may not be able to effectively integrate businesses acquired or generate the cost savings and synergies anticipated. Failure to do so could have a material adverse effect on our costs, earnings and cash flows.

     As part of our strategy for growth, we may continue to make acquisitions, divestitures or strategic alliances, which may not be completed or may not be ultimately beneficial to us.

WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND IMPLEMENT NEW TECHNOLOGY REQUIRED FOR OUR BUSINESSES' PROFITABILITY.

     We have invested in and are involved with a number of technology and process initiatives. Several technical aspects of these initiatives are still unproven and the eventual commercial outcomes cannot be assessed with any certainty. Accordingly, the costs and benefits from our investments in new technologies and the consequent effects on our future earnings and financial results may vary widely from present expectations.

     We are committed to protecting our trade secrets and investing in research and development in order to maintain the benefits of our technology in the future. However, we may not be able to protect, or continue to develop, all of our proprietary technology in the future. In addition, we may be subject to litigation in the future regarding the use of proprietary technology that we have developed.

WE HAVE A UNIONIZED WORKFORCE, AND UNION DISPUTES AND OTHER EMPLOYEE RELATIONS ISSUES COULD HARM OUR FINANCIAL RESULTS.

     The majority of our hourly-paid employees are represented by labor unions under a large number of collective labor agreements. We may not be able to satisfactorily renegotiate our collective labor agreements when they expire. In addition, existing labor agreements may not prevent a strike or work stoppage at our facilities in the future, and any such work stoppage could have a material adverse effect on our financial condition and results of operations.

WE AND PECHINEY ARE SUBJECT TO A BROAD RANGE OF ENVIRONMENTAL LAWS AND REGULATIONS IN THE JURISDICTIONS IN WHICH WE OPERATE, AND WE MAY BE EXPOSED TO SUBSTANTIAL ENVIRONMENTAL COSTS AND LIABILITIES BEFORE AND AFTER THE COMBINATION.

     Both we and Pechiney are subject to a broad range of environmental laws and regulations in each of the jurisdictions in which we and Pechiney have operations. These laws and regulations impose increasingly stringent environmental protection standards and permitting requirements regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. The costs of complying with these laws and regulations, including participation in assessments and remediation of sites and installation of pollution control facilities, have been and could be significant. In addition, these standards can create the risk of substantial environmental liabilities, including liabilities associated with divested assets and past activities. Currently, both we and Pechiney are involved in a number of compliance efforts, remediation activities and legal proceedings concerning environmental matters. Both we and Pechiney have established reserves for environmental remediation activities and liabilities. However, environmental matters cannot be predicted with certainty, and these amounts may not be adequate, especially in light of potential changes in environmental conditions, changing interpretations of laws and regulations by regulators and courts, the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out additional compliance on certain sites not initially included in remediation in progress, our and Pechiney's potential liability to remediate sites for which provisions have not been previously established and the adoption of more stringent environmental laws. Such future developments could result in increased environmental costs and liabilities that could have a material adverse effect on our financial position and results of operations.

     Some of our and Pechiney's current and potential operations are located in or near communities that may now, or in the future, regard such operations as having a detrimental effect on their social and economic circumstances. Should this occur, the consequences of such a development may have a material adverse impact upon the profitability or, in extreme cases, the viability of an operation. In addition, such developments may adversely affect our ability to enter into new operations in such location or elsewhere.

LEGISLATION AIMED AT CURBING THE EMISSION OF GREENHOUSE GASES, IN PARTICULAR, MAY HAVE AN ADVERSE EFFECT ON OUR OPERATIONS AND EXPENSES.

     Increasing public concerns over the potential for global climate change have prompted a number of national and international initiatives to reduce the emission of greenhouse gases. The European Union and Canada have recently taken measures to begin to implement the Kyoto Protocol in advance of its full ratification. These measures may significantly restrict a variety of air emissions from a number of industries including aluminum manufacturing. While it is too early to predict the precise requirements and timing of these and other environmental initiatives by governments and industry groups, future efforts to reduce greenhouse gas emissions could require significant capital expenditures, affect production output and increase our energy costs or otherwise have a material adverse effect on us. We and Pechiney have made voluntary commitments to reduce our emissions of greenhouse gases.

             RISKS RELATED TO OUR PROPOSED ACQUISITION OF PECHINEY

     Certain risks related to our business would be exacerbated by our successful offer to purchase the equity securities of Pechiney and subsequent combination of our business with Pechiney. In addition, the combination would expose us to new risks.

OUR EFFORTS TO INTEGRATE PECHINEY MAY FAIL OR MAY BE DISRUPTIVE TO OUR CONTINUING OPERATIONS.

     Our ability to realize anticipated merger-related benefits and synergies resulting from the combination with Pechiney will depend on whether our operations can be integrated in an efficient and effective manner with those of Pechiney. Successful integration will require the integration of various aspects of each company's business. The anticipated benefits expected to result from this integration may not be achieved completely, if at all. Failure to successfully integrate the business organizations could have a material adverse effect on our financial condition and results of operations and result in the failure to achieve certain of the expected benefits from the combination, including synergies and other operating efficiencies. The integration of the business organizations could interfere with the activities of one or more of the businesses of the companies which could have material adverse effects on their operations. In addition, the integration of the business organizations may involve a number of other risks, including the diversion of management attention and other corporate resources from day-to-day operations of each company's business.

WE MAY BE UNABLE TO OBTAIN CONTROL OF THE MANAGEMENT OF PECHINEY WITHOUT DELAY AFTER ACQUIRING A MAJORITY OF THE EQUITY INTERESTS IN PECHINEY.

     In order for us to take management control of Pechiney following successful completion of our tender offers, we will need to take control of the board of directors of Pechiney. Pursuant to Article L. 225-103, II, 4 of the French Commercial Code, once we gain control of Pechiney pursuant to the offers, we may request the board of directors of Pechiney to convene a shareholders' meeting with an agenda which will provide for the election of the directors. If such a shareholders' meeting is not convened, we would be permitted, after a reasonable delay and notice to Pechiney's board of directors, to convene a meeting for the election of directors. This meeting may be held no sooner than 30 days after the publication of a notice announcing the meeting in the French official legal gazette. Any delay in our assumption of effective managerial control of Pechiney could increase the risk that integration of Pechiney will be delayed, which could inhibit our ability to timely realize upon available merger synergies and other benefits.

REGULATORS HAVE IMPOSED SIGNIFICANT CONDITIONS UPON OUR ACQUISITION OF PECHINEY, WHICH COULD ADVERSELY AFFECT THE COMBINED BUSINESS.

     Our acquisition of Pechiney required regulatory approval or no-action decisions by several regulatory bodies, including the European Commission, the United States Department of Justice (the "DOJ"), the Swiss Competition Commission and the Canadian competition authorities. In order to obtain the approval of the European Commission, we committed to divest certain of our or Pechiney's European businesses in relation to flat-rolled products, aluminum aerosol cans and aluminum cartridges, as well as our anode baking furnace designs. We are also committed to continue to license to third parties either our or Pechiney's alumina refining technologies and Pechiney's smelter cell technologies on terms and conditions comparable to those applicable prior to this transaction. The approval of the Swiss Competition Commission was subject to our compliance with the commitments made to the European Commission. We have also entered into a consent decree with the DOJ under which we have committed to divest Pechiney's U.S. rolling mill in Ravenswood, West Virginia.

     These divestitures include operations that account for significant amounts of revenues and net income for us and for Pechiney. Furthermore, we may decide that significant amounts of additional assets should be disposed of in connection with these divestitures for various business reasons. These divestitures are required for regulatory reasons, and any related divestitures, may have a material adverse effect upon our business or results of operations in the future.

OUR ACQUISITION OF PECHINEY COULD BE SUBJECT TO FUTURE REGULATORY AND OTHER LEGAL CHALLENGES.

     Regulatory authorities and other interested parties may seek to challenge our acquisition of Pechiney. Notwithstanding our consent decree with the DOJ, other governmental authorities, including state attorneys general and private persons may seek to enjoin or condition the completion of the combination. There can be no assurance that a challenge to the offers on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

     Our proposed acquisition of Pechiney securities is a notifiable transaction under the Competition Act (Canada), and as such could not be completed until a required notification was filed with the Canadian competition authorities and the relevant waiting period had expired. A required filing in respect of the proposed transaction was made on July 30, 2003 and the applicable waiting period expired on September 10, 2003. However, the Canadian competition authorities may challenge the transaction at any time before or within three years after completion of the transaction. Such an investigation, if initiated, may have a material adverse impact on our or Pechiney's operations.

     Other jurisdictions throughout the world claim jurisdiction under their competition or antitrust laws in respect of acquisitions or mergers that have the potential to affect their domestic marketplace. A number of these jurisdictions will have or claim to have jurisdiction to review the transaction. Such investigations or proceedings, whether by governmental authorities or private parties, may be initiated and, if initiated, may have a material adverse impact on the completion of the offers or our or Pechiney's operations.

OUR ACQUISITION OF PECHINEY MAY SUBJECT US TO LIABILITIES OF WHICH WE ARE UNAWARE AND WHICH MAY MATERIALLY AND ADVERSELY AFFECT OUR PROFITABILITY AND RESULTS OF OPERATIONS.

     We have undertaken only a very limited due diligence investigation of non-public information with respect to Pechiney. As a result, after the acquisition, we may be subject to unknown liabilities of Pechiney, which may have a material adverse effect on our profitability, results of operations and financial position. Such liabilities could include liabilities associated with actual or potential legal proceedings, environmental compliance and remediation obligations, contractual commitments and obligations to fund defined benefit pension and other employee benefit plans.

OUR ESTIMATES OF THE RESULTS OF THE PECHINEY ACQUISITION, INCLUDING AS REFLECTED IN THE PRO FORMA FINANCIAL STATEMENTS OF THE COMBINED COMPANIES INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT, ARE BASED ON ESTIMATES THAT COULD BE INCORRECT.

     All information relating to Pechiney presented in, or incorporated by reference into, this prospectus supplement, including all Pechiney financial information, is derived exclusively from publicly available information, including information publicly filed by Pechiney with securities regulatory authorities. Although we have no knowledge that would indicate that any statements contained herein based upon such reports and documents are inaccurate, incomplete or untrue, and have had limited access to certain non-public information concerning Pechiney, we were not involved in the preparation of any Pechiney information or statements and, therefore, cannot verify the accuracy, completeness or truth of such information or any failure by Pechiney to disclose events that may have occurred, but that are unknown to us, that may affect the significance or accuracy of any such information. Pechiney has not provided our representatives access to Pechiney's accounting records and therefore we have not independently verified certain adjustments and assumptions with respect to Pechiney's financial information in preparing the pro forma financial information regarding Pechiney incorporated by reference in this prospectus supplement. Any financial information regarding Pechiney that may be detrimental to the combined entity and that has not been publicly disclosed by Pechiney, or errors in our estimates due to the lack of cooperation from Pechiney, may have an adverse effect on the benefits we expect to achieve through the consummation of the offers and may result in material inaccuracies in the pro forma information incorporated by reference into this prospectus supplement.

OUR ACQUISITION OF PECHINEY MAY RESULT IN ADVERSE TAX CONSEQUENCES TO US.

     We have not had access to information concerning Pechiney's tax situation. It is possible that our combination with Pechiney may result in adverse tax consequences arising from a change of ownership of Pechiney. The tax consequences of a change of ownership of a corporation can lead to an inability to carry-over certain tax attributes, including but not limited to tax losses, tax credits and/or tax basis of assets. In addition, the change of ownership may result in other tax costs not normally associated with the ordinary course of business. Such other tax costs include, but are not limited to, stamp duties, land transfer taxes, franchise taxes and other levies. The fact that we are unaware of information relevant to a determination of the potential tax consequences and related costs represents an additional investment risk.

OUR ACQUISITION OF PECHINEY COULD TRIGGER ADVERSE CHANGE OF CONTROL PROVISIONS IN PECHINEY'S EMPLOYMENT AGREEMENTS WITH ITS SENIOR MANAGEMENT, AS WELL AS CHANGE OF CONTROL PROVISIONS IN OTHER OF PECHINEY'S CONTRACTS.

     We understand that the employment agreements of certain members of the Pechiney senior management contain, and that the employment agreements of certain other employees may contain, change of control clauses providing for compensation to be granted in the event the employment of these employees is terminated following the consummation of the offers, either by Pechiney or by those employees. If successful, the offers would effect such a change of control, thereby giving rise to potential change of control payments, which could be substantial and which could materially adversely affect our results of operations in the period they become payable. In addition, other contracts to which Pechiney is a party may contain change of control provisions that could be triggered by the completion of the offers, possibly resulting in termination of those contracts or increased obligations or loss of benefits to Pechiney.

THE COMBINED BUSINESS WOULD HAVE INCREASED EXPOSURE TO CURRENCY EXCHANGE RATE FLUCTUATIONS, AND THE RESULTING INCREASED PORTION OF OPERATING EXPENSES INCURRED IN EURO IS LIKELY TO ADVERSELY AFFECT FINANCIAL RESULTS WHEN THE EURO INCREASES IN VALUE AS COMPARED TO THE U.S. DOLLAR.

     A substantial portion of our revenue is determined in U.S. dollars while a significant portion of our costs related to those revenues are incurred in Canadian and Australian dollars. Additionally, our earnings from our European subsidiaries are substantially denominated in euro. Fluctuations in exchange rates between the U.S. dollar and these currencies give rise to currency exposure. This exposure is generally favorable to us when the U.S. dollar strengthens against the Canadian and Australian dollars and unfavorable when it weakens. Conversely, we are at a disadvantage when the U.S. dollar strengthens against the euro and advantaged when it weakens. Where judged appropriate, we seek to manage a portion of the impact of this risk by entering into forward currency contracts and options, but such hedging activities are limited in nature, may be costly and in any event do not normally extend beyond three years and therefore will not eliminate a material portion of the potentially significant adverse effect that exchange rate fluctuations could have on our results of operations or financial condition over an extended period. Following completion of the offers, we will be exposed to additional currency exchange risk, primarily with respect to the euro, because a much more significant amount of revenues generated in Europe is expected to be generated in U.S. dollars while a more significant portion of operating expenses related to those revenues is expected to be incurred in euro.

PECHINEY ENGAGES IN SUBSTANTIAL TRADING AND BROKERAGE ACTIVITIES AND, AS A RESULT, AFTER THE COMBINATION WE WOULD BE EXPOSED TO INCREASED TRADING AND BROKERAGE RISKS INCLUDING THE RISK OF SIGNIFICANT LOSSES DUE TO ADVERSE PRICE MOVEMENTS, WHICH MAY ADVERSELY IMPACT OUR FINANCIAL RESULTS.

     Pechiney engages in substantial trading and brokerage activities. For example, Pechiney's 2002 financial statements report that E5,036 million, or 42%, of Pechiney's 2002 net sales resulted from its trading and brokerage operations and Pechiney's third quarter results for 2003 indicate that E1,032 million, or 40%, of net sales resulted from these operations. We do not have comparable operations and, if the combination takes place, will be exposed to the risks of these businesses, including counterparty credit risks, derivatives risks and the risk of significant losses if prices move contrary to the expectations of Pechiney at the time the related contracts were entered into and if Pechiney's risk management procedures prove to be inadequate. The risks of Pechiney's trading and brokerage businesses may result in material losses to the combined business and such losses may materially adversely affect our results of operations, liquidity and financial position.

THE COMBINED BUSINESS WILL BE MORE EXPOSED THAN ALCAN ALONE TO CERTAIN HIGHLY CYCLICAL AND COMPETITIVE INDUSTRIES.

     Pechiney's business is highly exposed to several cyclical businesses, including the packaging business. Many of the cyclical industries to which Pechiney is exposed, including the packaging industry, have experienced and are experiencing sustained weakness. In addition, Pechiney's customer base includes significant concentrations in the highly cyclical aerospace, housing and automotive industries. After completion of the offers, the combined business may be adversely affected by weakness in these businesses or customer classes to a greater extent than Alcan on a stand-alone basis.

PECHINEY'S PLASTICS PACKAGING BUSINESS WILL SUBJECT THE COMBINED BUSINESS TO CERTAIN RISKS INHERENT TO THAT BUSINESS.

     Pechiney operates a significant plastics packaging business. As a result the combined business will be subject to risks associated with the business, including risks related to the possibility of rising costs or disruptions of plastic supplies. To some degree, plastic packaging may be a substitute for aluminum packaging; however, any downturn in our aluminum business as a result of customer substitution of plastics for aluminum products would likely more than offset any resultant improvement in the combined business' plastics business.

THE EXTENSIVE USE OF DERIVATIVES IN PECHINEY'S TRADING ACTIVITIES WOULD EXPOSE US TO SIGNIFICANTLY INCREASED MARKET AND CREDIT RISK IN DERIVATIVES IF WE WERE TO SUCCESSFULLY COMPLETE OUR OFFER FOR PECHINEY'S SECURITIES.

     Both we and Pechiney use derivatives to hedge, among other things, exposure to changes in exchange rates, interest rates and metals prices. In addition, Pechiney's trading activities involve extensive use of derivatives. We will accordingly be subject to significantly increased market and credit risks relating to derivatives after completion of the offers. These risks could result in credit or derivative-related charges and losses independent of the relative strength of our core businesses.

PECHINEY HAS OPERATIONS IN SEVERAL LESS-DEVELOPED COUNTRIES IN WHICH WE DO NOT CONDUCT BUSINESS, AS WELL AS OPERATIONS IN LESS-DEVELOPED COUNTRIES WHERE WE ALREADY HAVE OPERATIONS, AND THE ACQUISITION OF THESE OPERATIONS WILL EXPOSE US TO INCREASED POTENTIAL RISKS OF LOSSES FROM OPERATIONS IN LESS-DEVELOPED COUNTRIES.

     The combined company will have increased operations in developing countries, which may be more vulnerable to risks of war, civil disturbances, interruption of the supply of electricity and adverse governmental action, such as nationalization, re-negotiation or nullification of existing contracts, leases, permits or other agreements, changes in laws, policy and currency restrictions, as well as other unanticipated risks, which may disrupt or impede operations and markets, restrict the movement of funds, impose limitations on foreign exchange transactions or result in the expropriation of assets. Any of these factors could materially adversely affect our operations in such countries.

PECHINEY HAS RECENTLY INITIATED SEVERAL SIGNIFICANT CAPITAL PROJECTS AND, FOLLOWING A SUCCESSFUL OFFER FOR PECHINEY'S EQUITY SECURITIES, WE MAY BE EXPOSED TO RISKS RELATING TO SUCH PROJECTS, WHICH MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS AND CONDITION SINCE SUCH PROJECTS WILL RESULT IN INCREASED CAPITAL EXPENDITURE COMMITMENTS AND THE RISK THAT SUCH PROJECTS MAY BE UNPROFITABLE.

     Pechiney has announced its involvement in a number of significant capital projects for which there is little available information to identify and quantify commitments and to determine potential financial impact. These include, for example, Pechiney's Coega smelter project in South Africa and its Bauxilum bauxite and alumina project in Venezuela. If we complete our acquisition, Pechiney's commitments with respect to these capital projects may materially adversely affect our results of operations in the future.

OUR COMBINATION WITH PECHINEY WILL INCREASE OUR SENSITIVITY TO CHANGES IN INTEREST RATES.

     Increases in interest rates could increase the cost of financing variable interest debt (both existing and acquired) and increase the cost of future borrowings, which could harm our financial condition and results of operations. A major portion of Pechiney's debt is variable interest rate debt, and we are financing the offers, in part, with variable interest rate debt. As a result, an increase in interest rates will increase our borrowing costs. Pechiney has sought to hedge a portion of this risk through the use of derivative instruments. However, there can be no assurance that its risk management initiatives have adequately compensated, or will adequately compensate, for adverse changes in interest rates.

PECHINEY HAS DISCLOSED THAT IT HAS SUBSTANTIAL UNINSURED INDUSTRIAL PROPERTY.

     We manage the risks inherent in owning and operating large, capital intensive facilities, in part, by obtaining insurance to cover a portion of those risks. Pechiney has reported that prevention audits commissioned by its insurance companies to evaluate the quality of risk control at its industrial facilities to determine appropriate insurance premiums and coverage have resulted in negative evaluations. These negative evaluations have, in turn, resulted in limits on the availability of coverage and significantly increased premiums. Pechiney reported that the percentage of its physical assets designated as "Highly Protected Risks" decreased in 2002 from 68% to 55%, with the loss of rating of six major facilities. Increased insurance costs can negatively affect the results of our operations. Difficulties in obtaining insurance increase the probability and seriousness of financial loss in the event of an accident.

                           RISKS RELATED TO THE NOTES

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     Prior to this offering, there has been no public market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for quotation through The National Association of Securities Dealers Automated Quotation System. Certain of the underwriters may make a market in the Notes after this offering is completed. However, they are not obligated to and the underwriters may cease any such market-making activities at any time. If an active market does not develop or is not maintained, the market price of the Notes may decline and you may not be able to resell the Notes.

                   OFFERS TO PURCHASE SECURITIES OF PECHINEY

     As disclosed previously in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and in Current Reports on Form 8-K dated July 8, 2003, November 18, 2003 and December 3, 2003, all of which are incorporated by reference into this prospectus supplement, we launched tender offers in France and the United States in October of 2003 (together, the "offers") to acquire all of the outstanding shares, Bonus Allocation Rights, American Depositary Shares and OCEANEs (convertible or exchangeable bonds) of Pechiney for consideration consisting of a combination of cash and our common shares. The offers, which were contingent upon the tendering into the offers of more than 50% of the total share capital and voting rights of Pechiney, expired on November 24, 2003. If all of the Pechiney securities that we offered to purchase are tendered into the offers, we would pay total consideration of E3.0 billion and issue 42.8 million of our common shares. Based on the Federal Reserve Bank of New York's noon buying rate on December 2, 2003, the total dollar value of the cash consideration would be $3.6 billion. The net proceeds from this offering will be applied to finance the cash component of the consideration for the offers. Additional financing will be generated from one or more of (i) commercial paper borrowings; (ii) private offerings of debt securities; (iii) borrowings under our $4 billion bridge credit facility entered into in connection with the offers; and (iv) cash from operations.

     According to preliminary results announced by the French Autorite des marches financiers, or AMF, and Euronext Paris on December 2, 2003, Pechiney securities representing 93.49% of the total capital of Pechiney (92.21% on a fully diluted basis) were tendered into the offers, thereby satisfying the minimum tender condition. Definitive results of the offers are expected to be announced on or about December 5, 2003. Alcan will announce whether it will make a subsequent offer for Pechiney securities that were not tendered into the offers on or about December 8, 2003.

REASONS FOR THE OFFERS

     Alcan undertook the offers because of the significant value-creating opportunities that a combination of Alcan and Pechiney presents to shareholders of both companies. The transaction is intended to enable Alcan to build upon its position as one of the world's leading aluminum and packaging companies and to benefit from the combined entity's enhanced scale, financial strength and technological resources as well as its increased capability to serve customers worldwide. We expect that the combined entity will also benefit from a larger and more diversified low-cost global position in primary aluminum production with opportunities for profitable growth, an advanced aluminum fabricating business with facilities around the world and a leading position in flexible packaging. We also believe that the addition of Pechiney will enhance Alcan's research and development and product and process development capabilities across all of its business sectors.

     Reflecting Alcan's significantly increased industrial presence in France, Alcan has committed to locate:

     - in Paris, the global operational headquarters of its packaging business;

     - in France, (i) the global operational headquarters of its aerospace business unit, (ii) the global operational headquarters of its engineered products group and (iii) the operational headquarters of its European primary aluminum business and its European smelting operations; and

     - in France, its global center for new cell technology development in primary aluminum.

     Alcan believes that its enhanced size and scope as a result of its acquisition of Pechiney will enable it to capitalize on a greater variety of strategic options. Alcan intends to continue pursuing value-maximizing strategies through a careful analysis of the expanded opportunity set that Alcan will benefit from following the transaction.

     In 1999, Alcan, Pechiney and Alusuisse-Lonza Group AG, or "algroup," proposed a three-way combination (referred to as the "proposed APA transaction"). At that time, Alcan, Pechiney and algroup identified a series of compelling strategic benefits in connection with that transaction. These included:

     - a sustainable low-cost position in primary aluminum production;

     - the combination of their aluminum fabrication offerings;

     - the creation of a world leader in the packaging business;

     - leadership in core smelting technology; and

     - substantial synergies arising from scale, plant optimization, elimination of duplication, and implementing best practices throughout the merged group.

     The proposed APA transaction was conditional upon, among other things, receipt of merger approval from the European Commission. The inability to resolve certain transaction issues (including agreeing upon the undertakings that were required in order to meet the objections of the European Commission to the proposed APA transaction and to resolve the reasons why the European Commission rejected the parties' offer of remedies made by them with a view to securing regulatory approval from the European Commission) led Alcan, algroup and Pechiney to jointly terminate the APA transaction. Alcan was, however, able subsequently to complete its acquisition of algroup (which was approved by the European Commission, subject to certain conditions and obligations) and achieve many of the anticipated benefits from the proposed APA transaction. Alcan is convinced that the fundamental strategic logic of the proposed APA transaction remains valid and compelling.

     Alcan's commitments to the European Commission reflect changes since 1999 in the respective markets served by Alcan and Pechiney and in the outlook for each company. Alcan has considered its strategic outlook and believes that the substantial benefits of its enhanced size and scope, financial strength and improved strategic flexibility following completion of the transaction substantially outweigh the likely impact of the undertakings that it has made to the European Commission and the DOJ in order to obtain regulatory approvals and the other risks associated with the transaction. Alcan's commitments to the European Commission and the DOJ in connection with the offers are described in Alcan's Current Report on Form 8-K, dated December 3, 2003 and incorporated by reference herein.

     Alcan has also considered a variety of factors, including lower aluminum prices, the deterioration in demand from the aerospace industry, the increase in the relative value of the euro to the dollar, and continued pressure in the packaging sector as a result of customer consolidation. Alcan has also taken into account its successful integration of algroup, as well as the complementary profit enhancement initiatives already underway at both Alcan and Pechiney. Furthermore, since the acquisition of algroup, Alcan has also successfully executed the acquisitions of 30% of the Gove alumina refinery, 40% of the Alouette smelter and VAW's FlexPac packaging business.

BUSINESS PLANS AND EXPECTED BENEFITS OF THE TRANSACTION

     Following the transaction, the combined entity will benefit from the complementary strengths of Alcan and Pechiney. Total revenues of the combined entity on a pro forma basis will be approximately $24 billion based on 2002 revenues and Alcan will employ approximately 88,000 employees in more than 50 countries around the world.

     The revenue and work force break-down of Alcan and Pechiney is shown below on a segment basis:

  BREAK-DOWN OF 2002 REVENUES BY SEGMENT(1)

                                                             ALCAN          PECHINEY
                                                             -----    --------------------
                                                                               % OF TOTAL
                                                             % OF     % OF     EXCL. INT'L
                                                             TOTAL    TOTAL       TRADE
                                                             -----    -----    -----------
Primary Aluminum...........................................    24%      13%         23%
Conversion.................................................    55%      22%         38%
Packaging..................................................    21%      20%         34%
Other......................................................     0%       3%          5%
                                                              ---      ---         ---
TOTAL (excluding International Trade)(2)...................   100%      58%        100%
                                                              ===                  ===
International Trade........................................             42%
                                                                       ---
TOTAL......................................................            100%
                                                                       ===

---------------

(1) Using an exchange rate of $1.00 = E0.9454

(2) "International Trade" refers to Pechiney's international trading business that will at least initially be operated by us as a stand-alone business.

  BREAK-DOWN OF 2002 WORK FORCE BY SEGMENT

                                                                ALCAN       PECHINEY
                                                              ----------   ----------
                                                              % OF TOTAL   % OF TOTAL
                                                              ----------   ----------
Primary Aluminum............................................      33%          19%
Conversion..................................................      38%          23%
Packaging...................................................      27%          48%
Other(1)....................................................       2%          10%
                                                                 ---          ---
TOTAL.......................................................     100%         100%
                                                                 ===          ===

---------------

(1) Including International Trade.

     The aluminum and packaging business units will be among the largest companies in their respective industries, operating on a global scale. The expected benefits from this enhanced size and scope and Alcan's plans are outlined below.

     ALUMINA.  The combined entity will benefit from:

     - an increased ownership position (from 20.4% to 41.4%) in Queensland Alumina Ltd., the largest and one of the lowest cost alumina producers in the world;

     - the integration of geographically complementary bauxite mining and alumina refining capacities; and

     - opportunities to extend and improve the alumina production technology of the two companies, technology that will be used by the combined entity as well as licensed to third parties.

     PRIMARY ALUMINUM. The combined entity is expected to benefit from its larger low-cost position and opportunities for low-cost growth in primary aluminum production based on, among other things:

     - the increased scale, geographic diversification and integration of the two companies' low-cost smelting systems;

     - increased opportunities to sustain and enhance Pechiney's strong position in new cell, high-amperage smelting technology and to extend its implementation, with such technology being used by the combined entity as well as being licensed to third parties;

     - opportunities to extend the best manufacturing practices of each company, including anticipated higher production efficiency through amperage increases and improved cell operation; and

     - an increased ability to evaluate and participate in value-creating brownfield and greenfield smelting projects worldwide.

     Alcan has committed to locate in France the operational headquarters of its European primary aluminum business.

     FABRICATED ALUMINUM. Following the transaction, Alcan will further enhance its position as a world leader in the fabricated and rolled aluminum products businesses. The addition of Pechiney's fabrication operations will provide the combined entity with opportunities to:

     - participate, with a strong global position in the specialized and strategic aerospace market;

     - better serve the increasing demand for aluminum applications in the automotive industry, in both North America and Europe;

     - build upon Pechiney's technology and know-how by applying its enhanced capabilities to the enlarged group's expanded operations; and

     - increase productivity through global implementation of best practices and the usage of the world-class rolling technologies of both companies.

     Alcan has committed to establish in France the global operational headquarters of its engineered products group.

     PACKAGING. The combination of Alcan's and Pechiney's flexible and specialty packaging businesses will create one of the largest packaging companies in the world with a leading position in flexible packaging, complementary market positions in North America and Europe and a strong range of value-added products. The combined packaging business will benefit from:

     - an enhanced geographically balanced operating platform offering a global range of packaging products;

     - improved capabilities to serve the needs of multinational customers;

     - a strong platform from which Alcan can actively pursue growth opportunities in this global industry; and

     - combining the combined entity's research and development activities and best practices in developing new products and improving manufacturing processes.

     Alcan has committed to locate in Paris the global operational headquarters of its packaging business.

     INTERNATIONAL TRADE. Alcan intends to evaluate the value creation alternatives for Pechiney's International Trading business, including the possibility of incorporating it into Alcan's existing operations. During the course of this evaluation, Pechiney's International Trading business will be operated on a stand-alone basis.

     TECHNOLOGY. Following completion of the transaction, Alcan intends to continue to develop Pechiney's world-leading technologies, particularly in aluminum smelting. Specifically, Alcan plans to maintain and enhance Pechiney's research and development capabilities in France, where Pechiney has established and nurtured a recognized center of excellence. In particular, Alcan will carry out research and development relating to metallurgy for the aeronautical, aerospace and defense industries. Alcan has committed to locate in France the combined entity's global center for new cell technology development in primary aluminum. Alcan has also committed to preserve the Pechiney brand name, as such brand name relates to primary aluminum cell technology, for a period of no less than 10 years.

     BENEFITS TO CUSTOMERS. The industries that Alcan and Pechiney serve are themselves consolidating and becoming increasingly global in the scope of their operations. Their global and regional customers are seeking financially stable, full-service suppliers with the scale and regionally-based facilities required to meet their needs. Following the transaction, the combined entity will be better positioned to work with its customers on a global basis to address their expanding needs by supplying them with existing products as well as by efficiently developing new technologies and applications.

     Aluminum customers will benefit from working with a company that has a strengthened low-cost position, enhanced research and development and technological capabilities and the capacity and geographic scope to address customers' aluminum fabrication needs around the world.

     Packaging customers will benefit from working with a company recognized as a leading supplier in its key markets, with enhanced technological capability allowing for improved product innovation and customer support.

ANTICIPATED COST SYNERGIES FROM THE TRANSACTION

     Alcan's management has estimated that combining Alcan and Pechiney will generate approximately $250 million in annual cost synergies, on a pre-tax basis, that will be substantially achieved within two years of the completion of the offers. By way of comparison, Alcan realized synergies of approximately $200 million per year, pre-tax, from the successful integration of algroup. Based on this experience, as well as Alcan's experience with its cost reduction program implemented in 2000, Alcan considers its synergy estimates for this transaction to be realistic, although there can be no assurance that synergies ultimately realized will not be higher or lower than this estimate, as discussed under "Risk Factors" beginning on page S-6 of this prospectus supplement. The synergies contemplated in connection with this transaction represent approximately 3.8% of Pechiney's reported 2002 revenues, excluding revenues from its International Trade segment. By way of comparison, the synergies realized in the integration of algroup represented approximately 3.9% of algroup's 1998 revenues.

     The synergies contemplated in the proposed APA transaction cannot be used as a benchmark today. The proposed APA transaction was situated in a different economic environment and contemplated the combination of three companies. Over the ensuing three years, the economic context has changed and the three entities involved in the proposed APA transaction have implemented independent strategies and have undertaken their own cost rationalization programs.

     The currently estimated cost synergies should be achieved in the following areas (with the percentages of the total estimated synergies in parentheses):

     - SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (31%): cost savings realized by combining corporate and head office services and trading, sales and distribution staff support services;

     - OPERATIONS (15%): operating cost savings realized through the optimization of production facilities and improvements to productivity;

     - LOGISTICS AND PURCHASING (26%): raw material, operating and capital cost savings realized through leveraging project management, purchasing requirements and supply chain issues on a larger scale;

     - RESEARCH AND DEVELOPMENT (12%): research and development cost savings realized by focusing research facilities, technical services and information technology; and

     - CAPITAL EXPENDITURE OPTIMIZATION PROGRAMS (16%): optimizing the timing and the sequence of investments available to Alcan and Pechiney to maximize shareholder returns on these investments.

     Alcan's synergies estimates take into consideration the cost reductions realized by Alcan since 2000, as well as the cost reductions realized by Pechiney since January 1, 2002 through its Continuous

Improvement System, which, according to Pechiney, has achieved a total of over E228 million in cost reductions through September 30, 2003.

     In order to realize these synergies, Alcan currently estimates that within two years of the completion of the offers it will incur, in total, approximately $200 million in costs and make capital expenditures of approximately $50 million.

FINANCIAL RESOURCES FOR SUSTAINED GROWTH

     Following the transaction, Alcan will have substantially greater financial resources than either Alcan or Pechiney alone. Alcan and Pechiney had combined pro forma 2002 total revenues of approximately $24 billion using the purchase method of accounting under U.S. GAAP.

     Upon completion of the transaction, the combined entity will have a debt-to-total-capitalization ratio above Alcan's long-term target of 35%. On a pro forma basis, the combined entity's debt-to-total-capitalization ratio at September 30, 2003 was 46%. Alcan expects to be able to reduce this ratio to below its target within three years while preserving the necessary financial flexibility to maintain Alcan's continued growth.

     Alcan has also considered the potential adverse impact and risks of the transaction, including the increased management attention that will be required to integrate Pechiney, the costs and covenants associated with the bank facilities required to pay for the cash element of the offers' consideration, the risks generally applicable with respect to an investment in Pechiney and the risks associated with an acquisition that was initially unsolicited, including, in particular, the impossibility of conducting the pre-acquisition due diligence, and increased risk of difficulties with Pechiney's management and employees.

                                USE OF PROCEEDS

     We intend to apply the net proceeds of this offering to fund a portion of the cash consideration to be paid in connection with our offers for equity and equity-related securities of Pechiney. Pending application of the net proceeds of this offering to fund the offers, we will invest such proceeds in short-term interest-bearing securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table shows our consolidated ratios of earnings to fixed charges for the periods indicated:

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                              -------------------   -----------------------------------------------
                                     2003           2002      2001(3)      2000      1999      1998
                              -------------------   ----      -------      ----      ----      ----
Ratio of Earnings to Fixed
  Charges (Canadian
  GAAP)(1)..................         3.99           4.03       1.09(2)     5.49(2)   5.79(2)   5.87
Ratio of Earnings to Fixed
  Charges (U.S. GAAP)(4)....         3.93           4.28       0.85        5.49      5.85      6.01

---------------

(1) The ratio of earnings to fixed charges is determined by dividing fixed charges (including capitalized interest) into income from continuing operations before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of less than 50%-owned persons. The ratio of earnings to combined fixed charges and preferred stock dividends is determined by dividing the sum of fixed charges (including capitalized interest) and preferred stock dividends into income from continuing operations before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of less than 50%-owned persons. Fixed charges consist of interest expenses and amortization of debt discount and expense and premium and that portion of rental payments which is considered as being representative of the interest factor implicit in our operating leases. The ratios shown above are based on Alcan's consolidated financial statements, which were prepared in accordance with generally accepted accounting principles in Canada.

(2) Revised due to the accounting change described in Note 3, Accounting Changes, under Deferred Foreign Exchange Translation Gains and Losses, to the Consolidated Financial Statements in our Amendment to Annual Report on Form 10-K/A, which amends our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference into this prospectus supplement.

(3) The results for 2001 included restructuring, impairment and other special charges of pre-tax $654 million in connection with a restructuring program.

(4) Earnings consist of income from continuing operations before the cumulative effect of accounting changes, before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of less than 50%-owned persons. Fixed charges consist of interest expenses and amortization of debt discount and expense and premium and that portion of rental payments which is considered as being representative of the interest factor implicit in our operating leases.

     For further information regarding differences between Canadian and United States generally accepted accounting principles, see note 7 to the Consolidated Financial Statements in our Amendment to Annual Report on Form 10-K/A, which amends our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and note 5 to the unaudited interim consolidated financial statements in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, each of which is incorporated by reference into this prospectus supplement.

                                 CAPITALIZATION

     The following table sets forth in summary form our capitalization as of September 30, 2003 as adjusted to reflect the issuance of the Notes, the incurrence of debt in connection with private issuances of debt securities, commercial paper borrowings or borrowings under the bridge credit facility and the application of the net proceeds as set forth under "Use of Proceeds," assuming 100% of the Pechiney securities are tendered pursuant to the offers. A pro forma capitalization table giving effect to the acquisition of all the outstanding Pechiney securities is included in a Current Report on Form 8-K filed by us on November 18, 2003 and incorporated by reference into this prospectus supplement. That pro forma information is subject to important limitations and is based on various assumptions as discussed in that report, including an assumption that the cash consideration paid to Pechiney securityholders is financed by short-term borrowings.

                                                              AT SEPTEMBER 30, 2003
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                                  (IN MILLIONS)
Short-term borrowings.......................................  $   381      2,481
Debt maturing within one year...............................      181        181
Debt not maturing within one year (other than the Notes)....    3,369      3,869
Notes offered hereby........................................       --      1,250
                                                              -------     ------
Total debt not maturing within one year.....................    3,369      5,119
                                                              -------     ------
Total debt..................................................    3,931      7,781
Minority Interest...........................................      148        148

SHAREHOLDERS' EQUITY
Preference shares...........................................      160        160
Common shares...............................................    4,720      4,720
Retained earnings...........................................    3,329      3,329
Other.......................................................      507        507
                                                              -------     ------
Total shareholders' equity..................................    8,716      8,716
                                                              -------     ------
Total capitalization........................................  $12,795     16,645
                                                              =======     ======

                            DESCRIPTION OF THE NOTES

     The following is a description of the particular terms of the Notes offered by this prospectus supplement and the accompanying prospectus and, to the extent inconsistent with the accompanying prospectus, replaces the description of the general terms and provisions of Debt Securities provided in the prospectus. We refer potential purchasers of the Notes to that description, as well as to the following description. The statements in this prospectus supplement concerning the Notes and the Indenture do not purport to be complete.

GENERAL

     Each series of Notes is an issue of debt securities described in the prospectus that follows. Each series of Notes will be issued as a separate series of senior debt securities under the Indenture, under which Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), serves as trustee (the "Trustee"). The Trustee will also serve as paying agent with respect to the Notes.

     The Notes due 2014 will be limited to $500,000,000 in aggregate principal amount and will mature at 100% of their principal amount on January 15, 2014. The Notes due 2033 will be limited to $750,000,000 in aggregate principal amount and will mature at 100% of their principal amount on December 15, 2033. In addition to the Notes, we may issue from time to time other series of Securities under the Indenture consisting of notes, debentures or other evidences of indebtedness. Such other series will be separate from and independent of the Notes. The Notes due 2014 and Notes due 2033 are the seventeenth and eighteenth series, respectively, of Securities to be issued under the Indenture. The Notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000. The Notes will not be entitled to the benefit of any sinking fund.

     We may, without the consent of the holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as either series of Notes. Any additional Notes having such similar terms, together with the Notes of such series, will constitute a single series of Notes under the Indenture.

PAYMENT OF INTEREST

     Each series of the Notes will bear interest from December 8, 2003 at the respective applicable interest rate set forth on the cover page of this prospectus supplement. Interest on the Notes due 2014 will be payable semiannually on July 15 and January 15 and interest on the Notes due 2033 will be payable semiannually on June 15 and December 15 of each year (each an "interest payment date"), commencing July 15, 2004, in the case of the Notes due 2014, and June 15, 2004, in the case of the Notes due 2033, to the person in whose name such Notes are registered at the close of business on the preceding July 1 or January 1, in the case of the Notes due 2014, or June 1 or December 1, in the case of the Notes due 2033. Interest will accrue on the Notes from December 8, 2003. Interest on all of the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

REDEMPTION

  CALL EVENT FEATURE

     We may, at our option, redeem the Notes in whole, but not in part, on or after January 30, 2004 and prior to February 28, 2004 (the date of such redemption, the "call event date") on not less than 30 days' notice mailed to registered holders of the Notes (see "Description of Debt Securities -- Legal Ownership and Book Entry Only Issuance" in the accompanying prospectus), if the acquisition of Pechiney, as discussed in "Offers to Purchase Securities of Pechiney," (not including any subsequent offering period or subsequent acquisition transaction) has not been consummated by December 31, 2003, at a call price equal to the greater of:

     - 100% of the principal amount of the Notes to be redeemed; and

     - the sum of the present values of the Remaining Scheduled Payments discounted to the call event date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at (i) the Treasury Rate plus 78 basis points, in the case of the Notes due 2014, and (ii) the Treasury Rate plus 98 basis points, in the case of the Notes due 2033, together with accrued interest on the principal amount of the Notes being redeemed on the call event date.

     Unless we default in payment of the call price, on and after the call event date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before the call event date, we shall deposit with a paying agent (or the Trustee) money sufficient to pay the call price of, and accrued interest on, the Notes to be redeemed on such date.

  OPTIONAL REDEMPTION FEATURE

     We may redeem the Notes in whole or from time to time in part, at our option on any date (the date of any such redemption a "redemption date"), on not less than 30 or more than 60 days' notice mailed to registered Holders of the such Notes (see "Description of Debt Securities -- Legal Ownership and Book-Entry Only Issuance" in the accompanying prospectus), at a redemption price equal to the greater of:

     - 100% of the principal amount of the Notes to be redeemed; and

     - the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, in the case of the Notes Due 2014, and 25 basis points, in the case of the Notes Due 2033, together with accrued interest on the principal amount of the Notes being redeemed to the date of redemption.

     Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all the Notes of either series are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

  DEFINITIONS

     "Treasury Rate" means, with respect to any call event date or redemption date for Notes, (a) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical releases designated "H. 15(5 19)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities, adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding such call event date or redemption date, as the case may be) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such call event date or redemption date, as the case may be.

     "Comparable Treasury Issue" means (i) for the purposes of the section
"-- Call Event Feature" above, the 4.25% U.S. Treasury Note due November 15, 2013, in the case of the Notes due 2014, and the 5.375% U.S. Treasury Note due February 15, 2031, in the case of the Notes due 2033 and (ii) for the purposes of the section "-- Optional Redemption Feature" above, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the series of Notes to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

     "Comparable Treasury Price" means, with respect to any call event date or redemption date, as the case may be, (a) the average of four Reference Treasury Dealer Quotations for such call event date or redemption date, as the case may be, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any call event date or redemption date, as the case may be, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such call event date or redemption date, as the case may be.

     "Reference Treasury Dealer" means (1) each of Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and RBC Dominion Securities Corporation, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer", the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Company.

     "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related call event date or redemption date, as the case may be, but for such redemption; provided, however, that if such call event date or redemption date, as the case may be, is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such call event date or redemption date, as the case may be.

GLOBAL SETTLEMENT

     Each series of Notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary ("DTC"), and registered in the name of DTC's nominee. Except as set forth in the prospectus, the global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. A holder may hold beneficial interests in the Notes directly through DTC, if the holder is a participant in DTC, or indirectly through organizations that are participants in DTC or that have accounts with participants in DTC, including Euroclear and Clearstream, Luxembourg. See "Description of Debt Securities -- Legal Ownership and Book -- Entry Only Issuance" in the prospectus.

     So long as any series of Notes is represented by a global certificate, the interest payable on the applicable series of Notes will be paid to Cede & Co., the nominee of DTC, or its registered assigns as the registered owner of the global certificate representing such Notes by wire transfer of immediately available funds on each of the applicable interest payment dates, not later than 2:30 p.m., New York City time. If the Notes are no longer represented by a global certificate, payment of interest may, at our option, be made by check mailed to the person entitled to payment. No service charge will be made for any transfer or exchange of Notes but we may require payment of a sum sufficient to satisfy any tax or governmental charge payable in connection with the transfer or exchange.

     Settlement for the Notes will be made in immediately available funds. Secondary market trading in the Notes will be settled in immediately available funds.

                               CANADIAN TAXATION

     We have been advised by Hugh Berwick, Senior Tax Counsel of Alcan Inc., our Canadian tax counsel, of the following tax considerations under the laws of Canada and Quebec as currently in effect and under the current administrative practices of the Canadian and Quebec tax authorities:

     - there will be no non-resident withholding taxes payable under the laws of Canada in respect of the Notes or the interest thereon if the beneficial owner of the Notes is a person with whom we deal at arm's length;

     - there will be no non-resident withholding taxes payable under the laws of Quebec in respect of the Notes or any interest on the Notes;

     - there will be no taxes on income or capital gains payable under the laws of Canada or of Quebec in respect of the Notes or the interest on the Notes by any owner who is not, and is not deemed to be, a resident of Canada and who does not, and is not deemed to, use or hold the Notes in carrying on a business in Canada; and

     - there will be no estate taxes or succession duties imposed by Canada or Quebec in respect of the Notes or any interest on the Notes.

     Prospective investors should contact their own tax advisers for specific advice relative to their particular tax situations.

                             UNITED STATES TAXATION

     This section describes the material United States federal income tax consequences of owning the Notes we are offering. This section is the opinion of Sullivan & Cromwell LLP, counsel to Alcan Inc. It applies to you only if you acquire Notes in the offering at the offering price and you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies,

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     - a bank,

     - a life insurance company,

     - a tax-exempt organization,

     - a person that owns Notes that are a hedge or that are hedged against interest rate risks,

     - a person that actually or constructively owns 10% or more of the voting stock of Alcan Inc.,

     - a person that owns Notes as part of a straddle or conversion transaction for tax purposes, or

     - a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

     If you purchase Notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

     This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     Please consult your own tax advisor concerning the consequences of owning these Notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

                             UNITED STATES HOLDERS

     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are:

     - a citizen or resident of the United States,

     - a domestic corporation,

     - an estate whose income is subject to United States federal income tax regardless of its source, or

     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If you are not a United States holder, this subsection does not apply to you and you should refer to "United States Alien Holders" below.

     PAYMENTS OF INTEREST. You will be taxed on interest on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. Interest paid by Alcan Inc. on the Notes is income from sources outside the United States but, with certain exceptions, will be "passive" or "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States holder.

     PURCHASE, SALE AND RETIREMENT OF THE NOTES. Your tax basis in your Note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your Note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your Note. Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

                          UNITED STATES ALIEN HOLDERS

     This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a Note and you are, for United States federal income tax purposes:

     - a nonresident alien individual,

     - a foreign corporation,

     - a foreign partnership, or

     - an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Note.

     If you are a United States holder, this subsection does not apply to you.

     Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a Note, interest on a Note paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

     - you are a life insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

     - you both:

      - have an office or other fixed place of business in the United States to which the interest is attributable, and

      - derive the interest in the active conduct of a banking, financing or similar business within the United States.

     PURCHASE, SALE, RETIREMENT AND OTHER DISPOSITION OF THE NOTES. If you are a United States alien holder of a Note, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a Note unless:

     - the gain is effectively connected with your conduct of a trade or business in the United States, or

     - you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

     For purposes of the United States federal estate tax, the Notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

                  BACKUP WITHHOLDING AND INFORMATION REPORTING

     If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

     - payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

     - the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

     Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

     - fails to provide an accurate taxpayer identification number,

     - is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

     - in certain circumstances, fails to comply with applicable certification requirements.

     If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

     - payments of principal and interest made to you outside the United States by Alcan Inc. or another non-United States payor, and

     - other payments of principal and interest and the payment of the proceeds from the sale of a Note effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

      - the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

        - an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

        - other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

      - you otherwise establish an exemption.

     Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

     - the proceeds are transferred to an account maintained by you in the United States,

     - the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

     - the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

     In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

     - a United States person,

     - a controlled foreign corporation for United States tax purposes,

     - a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

     - a foreign partnership, if at any time during its tax year:

      - one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

      - such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

                                  UNDERWRITERS

     Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and RBC Dominion Securities Corporation are the joint bookrunners of this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated December 3, 2003, the underwriters named below have severally agreed to purchase and we have agreed to sell to them, severally, the following respective principal amounts of the Notes:

                                                               PRINCIPAL      PRINCIPAL
                                                               AMOUNT OF      AMOUNT OF
                                                               NOTES DUE      NOTES DUE
UNDERWRITER                                                       2014           2033
-----------                                                   ------------   ------------
Citigroup Global Markets Inc. ..............................  $129,335,000   $194,002,500
Morgan Stanley & Co. Incorporated...........................   129,335,000    194,002,500
RBC Dominion Securities Corporation.........................   129,330,000    193,995,000
ABN AMRO Incorporated.......................................    16,000,000     24,000,000
CIBC World Markets Corp.....................................    16,000,000     24,000,000
Commerzbank Aktiengesellschaft..............................    16,000,000     24,000,000
Scotia Capital (USA) Inc. ..................................    16,000,000     24,000,000
SG Cowen Securities Corporation.............................    16,000,000     24,000,000
TD Securities (USA) Inc. ...................................    16,000,000     24,000,000
UBS Securities LLC..........................................    16,000,000     24,000,000
                                                              ------------   ------------
Total.......................................................  $500,000,000   $750,000,000
                                                              ============   ============

     The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of the Notes may be terminated.

     All sales of Notes in the United States will be made through U.S. registered broker/dealers.

     The underwriters propose to offer the Notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.20% of the principal amount in the case of the Notes Due 2014 and 0.50% of the principal amount in the case of the Notes Due 2033. The underwriters and selling group members may allow a discount of 0.10% of the principal amount in the case of the Notes Due 2014 and a discount of 0.25% of the principal amount in the case of the Notes Due 2033 on sales to other broker/dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers. We have agreed not to offer or sell certain securities substantially similar to the Notes prior to the closing of the sale of the Notes.

     We estimate that our out-of-pocket expenses for this offering will be approximately $600,000.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     Certain of the underwriters and their respective affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for us in the ordinary course of business and may from time to time in the future provide such services to us, for which they have received and may continue to receive customary fees.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of securities in excess of the principal amount of the Notes the underwriters are obligated to purchase, which creates a syndicate short position.

     - Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we or the underwriters sell all of the Notes:

     - Annual Report on Form 10-K for the year ended December 31, 2002, as amended by the Company's Amendment to such Annual Report on Form 10-K/A filed on September 11, 2003;

     - those portions of Alcan Inc.'s Annual Report for the year ended December 31, 2002 and Management Proxy Circular for the annual meeting of shareholders held on April 24, 2003 that are expressly incorporated by reference in the Annual Report on Form 10-K, as amended;

     - Quarterly Reports on Form 10-Q (i) for the quarterly period ended March 31, 2003, as amended by the Company's Amendment to such Quarterly Report on Form 10-Q/A filed September 11, 2003; (ii) for the quarterly period ended June 30, 2003; and (iii) for the quarterly period ended September 30, 2003; and

     - Current Reports on Form 8-K, dated (i) May 2, 2003, as amended by the Company's Amendment to such Current Report on Form 8-K/A filed on August 1, 2003; (ii) July 8, 2003; (iii) September 11, 2003; (iv) September 15,
       2003; (v) October 22, 2003 (information included under Item 5); (vi) November 18, 2003; (vii) November 25, 2003; and (viii) December 3, 2003.

     Information furnished under Item 9 or Item 12 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus supplement. We furnished information under Item 12 of our Current Reports filed on April 16, 2003, July 22, 2003 and October 22, 2003.

     You may request a copy of these filings at no cost, by writing or calling us at the following address:

     Alcan Inc.
     1188 Sherbrooke Street West
     Montreal, Quebec, Canada H3A 3G2
     (514) 848-8000
     Attention: Secretary

     Our common shares are traded on The New York Stock Exchange and on The Toronto Stock Exchange under the symbol "AL". You may also inspect our SEC filings at the offices of The New York Stock Exchange, 11 Wall Street, New York, New York 10005.

PROSPECTUS

                                   ALCAN INC.

                                  [ALCAN LOGO]

                                 $3,000,000,000

                             SENIOR DEBT SECURITIES

                          SUBORDINATED DEBT SECURITIES

                               PREFERENCE SHARES

                                 COMMON SHARES

                                    WARRANTS

                             ---------------------

     Alcan Inc. intends to offer at one or more times separately or in combination debt securities, equity securities and warrants with a total offering price not to exceed $3,000,000,000. We will provide the specific prices and other terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

     Alcan Inc. may sell the securities (or any combination) to or through one or more underwriters, dealers or agents. The names of the underwriters, dealers or agents will be set forth in supplements to this prospectus.

     Alcan Inc.'s common shares are listed on the New York Stock Exchange and The Toronto Stock Exchange under the symbol "AL".

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      Prospectus dated November 25, 2003.

                               TABLE OF CONTENTS

Forward-Looking Statements..................................    3
About this Prospectus.......................................    4
Where You Can Find More Information.........................    4
About Alcan Inc. ...........................................    6
Use of Proceeds.............................................    6
Ratios of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and
  Preferred Stock Dividends.................................    7
Description of Debt Securities..............................    9
Description of Share Capital................................   21
Description of Preference Shares............................   22
Description of Common Shares................................   24
Description of Warrants.....................................   25
Tax Consequences............................................   27
Experts.....................................................   27
Validity of Securities......................................   27
Plan of Distribution........................................   28

                           FORWARD LOOKING STATEMENTS

     Certain statements made or incorporated by reference in this prospectus are forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning industry growth and other trend projections, anticipated financial or operating performance, business and financial prospects, strategies, objectives, goals, targets and synergies, and the savings and benefits anticipated to be realized from the combination of Alcan and Pechiney. Forward-looking statements in this prospectus are sometimes preceded by, followed by or include the words "believes", "expects", "estimates", "intends", "anticipates", "plans", "may", "could", "should", "will" or similar expressions. Although Alcan's management believes that the expectations reflected in such forward-looking statements are reasonable, readers are cautioned that these forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors, in addition to those discussed elsewhere in this prospectus and in the documents we incorporate by reference, could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements.

     Factors that could cause actual results or outcomes to differ materially from the results expressed or implied by forward-looking statements include, but are not necessarily limited to, among other things:

     - changes in global aluminum supply and demand conditions;

     - changes in aluminum ingot prices;

     - changes in raw materials costs and availability;

     - changes in the relative values of various currencies;

     - cyclical demand and pricing within the principal markets for Alcan's and Pechiney's products;

     - changes in government regulations, particularly those affecting environmental, health or safety compliance;

     - fluctuations in the supply of and prices for energy in the areas in which Alcan or Pechiney maintains production facilities;

     - the effect of integrating acquired businesses (including Pechiney) and the ability to realize anticipated savings and benefits;

     - potential catastrophic damage, increased insurance and security costs and general uncertainties associated with the increased threat of terrorism or war;

     - the effect of international trade disputes on Alcan's or Pechiney's ability to import materials, export its products and compete internationally;

     - relationships with, and financial and operating conditions of, customers and suppliers;

     - economic, regulatory and political factors within the countries in which Alcan or Pechiney operate or sell products; and

     - factors affecting Alcan's operations, including after the acquisition of Pechiney, such as litigation, labor relations and negotiations and fiscal regimes.

     We may note additional factors in this prospectus, in an accompanying prospectus supplement and in documents incorporated by reference into this prospectus and an accompanying prospectus supplement. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration, or continuous, process. Under this shelf process, we may, from time to time, sell any combination of the following securities described in this prospectus in one or more offerings with a total offering price not to exceed $3,000,000,000:

     - senior debt securities;

     - subordinated debt securities;

     - preference shares;

     - common shares (together with associated common shares purchase rights);
       and

     - warrants, rights or other securities exercisable or exchangeable for or convertible into equity securities or debt securities.

     The common shares and the preference shares are referred to as the equity securities; the senior debt securities and the subordinated debt securities are referred to as the debt securities; the equity securities, the debt securities and the warrants are referred to as the securities.

     Unless otherwise indicated, dollar amounts provided in this prospectus are denominated in U.S. dollars.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may include a discussion of risks or other special considerations applicable to the offered securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION".

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and filings that we will make after the date of the filing of any amendment to the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and our other future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the securities:

     - Annual Report on Form 10-K for the year ended December 31, 2002, as amended by the Company's amendment to such annual report on Form 10-K/A filed on September 11, 2003;

     - those portions of Alcan Inc.'s Annual Report for the year ended December 31, 2002 and Management Proxy Circular for the annual meeting of shareholders held on April 24, 2003 that are expressly incorporated by reference in the Annual Report on Form 10-K, as amended;

     - Quarterly Reports on Form 10-Q (i) for the quarterly period ended March 31, 2003, as amended by the Company's amendment to such quarterly report on Form 10-Q/A filed September 11, 2003;

       (ii) for the quarterly period ended June 30, 2003; and (iii) for the quarterly period ended September 30, 2003; and

     - Current Reports on Form 8-K, dated (i) April 16, 2003 (information included under Item 5); (ii) May 2, 2003, as amended by the Company's amendment to such current report on Form 8-K/A filed on August 1, 2003;
       (iii) July 8, 2003; (iv) September 11, 2003; (v) September 15, 2003; (vi)
       October 22, 2003 (information included under Item 5); (vii) November 18, 2003; and (viii) November 25, 2003.

     Information furnished under Item 9 or Item 12 of our current reports on Form 8-K is not incorporated by reference in this prospectus. We furnished information under Item 12 of our current reports on Form 8-K filed on April 16, 2003, July 22, 2003 and October 22, 2003.

     We make available free of charge through our website, accessible at www.alcan.com, all of our reports and other information filed with or furnished to the SEC by means of a hyperlink to the SEC's EDGAR database of electronic filings. We also post on our website annual and quarterly reports filed with the SEC as soon as reasonably practicable after the reports are electronically filed with the SEC. Material contained on or accessible through our website is not incorporated into this prospectus. You may also request a copy of these filings at no cost, by writing or calling us at the following address:

    Alcan Inc.
     1188 Sherbrooke Street West
     Montreal, Quebec, Canada H3A 3G2
     (514) 848-8000
     Attention: Secretary

     Our common shares are traded on the New York Stock Exchange under the symbol "AL". You may inspect our reports filed with or furnished to the SEC and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

     You should rely only on the information incorporated by reference or provided in this prospectus and any applicable supplement. We have not authorized anyone else to provide you with other or different information.

     Neither we nor any underwriter or agent will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Unless otherwise stated in the prospectus supplement, we have not qualified the securities for sale under the securities laws of any Province or Territory of Canada and the securities are not being and may not be offered or sold in Canada in violation of the securities laws of any Province or Territory of Canada. You should assume that the information appearing in this prospectus, as well as information we have previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects, as well as applicable laws and regulations, may have changed since that date. You should assume that the information appearing in a prospectus supplement, as well as information contained in a document incorporated by reference in a prospectus supplement, is accurate only as of the date of the prospectus supplement or incorporated document.

     We are a Canadian corporation. Most of our directors and officers, as well as the experts named in this prospectus, are not citizens or residents of the United States and all or a substantial part of the assets of these individuals may be located outside the United States. Also, a large part of our assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these individuals or to realize against them or us within the United States upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act of 1933. Roy Millington, Corporate Secretary, our Canadian counsel, has advised us, however, that the civil liability provisions of that Act may be enforced in original actions taken in the Province of Quebec against us or any such individual, but judgments of United States courts predicated on such provisions will not be enforceable in the Province of Quebec unless they meet the requirements for the recognition and enforcement of foreign judgments under the Civil Code of Quebec.

                                ABOUT ALCAN INC.

     We are a Canadian corporation and the parent company of an international group operating in many aspects of the aluminum and speciality packaging businesses.

     Our operations include:

     - the mining and processing of bauxite, the basic aluminum ore;

     - the refining of bauxite into alumina;

     - the generation of electricity for use in smelting aluminum;

     - the smelting of aluminum from alumina;

     - the recycling of used and scrap aluminum;

     - the fabrication of aluminum, aluminum alloys and non-aluminum materials into semi-finished and finished products;

     - the production and conversion of specialty packaging and packaging products for many industries including the food, pharmaceutical, cosmetic, personal care and tobacco sectors;

     - the distribution and marketing of aluminum, non-aluminum and packaging products; and

     - in connection with our aluminum operations, the production and sale of industrial chemicals.

     We have a network of operations in 42 countries with 54,000 dedicated employees, a global customer base, innovative products and advanced technologies.

     Our principal executive offices are located at 1188 Sherbrooke Street West, Montreal, Quebec, Canada H3A 3G2, and our telephone number is (514) 848-8000. Unless the context otherwise indicates, the terms "Alcan Inc." or "Alcan", "we", "us" or "our" mean Alcan Inc. and its controlled subsidiaries.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for any general corporate purposes, which may include, among other things, working capital, capital expenditures, repurchase of our common shares or preference shares, the repayment of short-term or long-term borrowings or acquisitions. Unless otherwise indicated, funds that will not be used immediately for such purposes may be invested in short-term investments.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
                     EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The following table shows our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                                  NINE MONTHS ENDED              YEAR ENDED DECEMBER 31,
                                    SEPTEMBER 30,     ----------------------------------------------
                                        2003          2002(3)   2001(3)(4)   2000(3)    1999    1998
                                  -----------------   -------   ----------   -------   ------   ----
Ratio of Earnings to Fixed
  Charges (Canadian GAAP)(1)....        3.99           4.03       1.09(2)    5.49(2)   5.79(2)  5.87
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends (Canadian
  GAAP)(1)......................        3.83           3.89      1. 05(2)    5.01(2)   5.22(2)  5.23

---------------

(1) The ratio of earnings to fixed charges is determined by dividing fixed charges (including capitalized interest) into income from continuing operations before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of less than 50% owned persons. The ratio of earnings to combined fixed charges and preferred stock dividends is determined by dividing the sum of fixed charges (including capitalized interest) and preferred stock dividends into income from continuing operations before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of less than 50% owned persons. Fixed charges consist of interest expenses and amortization of debt discount and expense and premium and that portion of rental payments which is considered as being representative of the interest factor implicit in our operating leases. The ratios shown above are based on Alcan's consolidated financial statements, which were prepared in accordance with generally accepted accounting principles in Canada.

(2) Revised due to the accounting change described in Note 3, Accounting Changes, under Deferred Foreign Exchange Translation Gains and Losses, to the Consolidated Financial Statements in our Amendment to Annual Report on Form 10-K/A, which amends our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference into this prospectus.

(3) Ratios for 2002, 2001 and 2000 have been restated to exclude the impact of discontinued operations.

(4) The results for 2001 included restructuring, impairment and other special charges of pre-tax $654 million in connection with a restructuring program.

     The following table shows our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated as determined under generally accepted accounting principles in the United States.

                                    NINE MONTHS ENDED             YEAR ENDED DECEMBER 31,
                                      SEPTEMBER 30,     --------------------------------------------
                                          2003          2002(2)   2001(2)(3)   2000(2)   1999   1998
                                    -----------------   -------   ----------   -------   ----   ----
Ratio of Earnings to Fixed Charges
  (U.S. GAAP) (1).................        3.93           4.28        0.85       5.49     5.85   6.01
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends (U.S. GAAP)
  (1).............................        3.77           4.14        0.82       5.02     5.26   5.35

---------------

(1) Earnings consist of income from continuing operations before cumulative the effect of accounting changes, before fixed charges (excluding capitalized interest) and income taxes, and eliminating undistributed income of less than 50% owned persons. Fixed charges consist of interest expenses and amortization of debt discount and expense and premium and that portion of rental payments which is considered as being representative of the interest factor implicit in our operating leases.

(2) Ratios for 2002, 2001 and 2000 have been restated to exclude the impact of discontinued operations.

(3) The results for 2001 included restructuring, impairment and other special charges of pre-tax $654 million in connection with a restructuring program.

     For further information regarding differences between Canadian and United States generally accepted accounting principles, see note 7 to the Consolidated Financial Statements in our Amendment to Annual Report on Form 10-K/A, which amends our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and note 5 to the unaudited interim consolidated financial statements in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, each of which is incorporated by reference into this prospectus.

                         DESCRIPTION OF DEBT SECURITIES

RANK AND UNSECURED STATUS

     We may issue senior or subordinated debt securities from time to time. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

     The senior debt securities will constitute part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt.

     The subordinated debt securities will constitute part of our subordinated debt and will be subordinate in right of payment to all of our senior indebtedness, as that term is defined in the Indenture. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter. We will not be limited in our ability to subsequently incur additional senior indebtedness.

     We use the term debt securities in this prospectus to refer to both the senior debt securities and the subordinated debt securities.

INDENTURE FOR THE DEBT SECURITIES

     The debt securities covered by this prospectus will be issued in one or more series under an Indenture dated as of May 15, 1983, as supplemented (as so supplemented, the Indenture), between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee. In the event that we issue subordinated debt securities we will enter into a supplement to the Indenture to permit issuances of subordinated debt securities under the Indenture. The Trustee can enforce the rights of the holders of the debt securities against us if we default on our obligations under the terms of the Indenture or the debt securities, subject to limitations contained in the Indenture. The Indenture is a contract governed by the laws of the State of New York. We have summarized selected provisions of the Indenture below. This is a summary and is not complete. You should read the Indenture we filed as an exhibit to the registration statement of which this prospectus forms a part. The Indenture contains the full legal text of the matters described in this section describing its terms. In the summary below (which reflects the terms of the Seventh and Eighth Supplemental Indentures, the forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part), we have included references to section numbers of the Indenture so that you can easily locate the summarized provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

GENERAL PROVISIONS

     The prospectus supplement relating to any series of the debt securities being offered will include specific terms relating to the debt securities offered. These terms will include some or all of the following:

     - whether the debt securities are senior debt securities or subordinated debt securities;

     - the series designation of the debt securities;

     - the total principal amount of the debt securities;

     - the percentage of the principal amount at which the debt securities will be issued;

     - the date or dates on which the debt securities will mature;

     - the rate or rates, if any, per year at which the debt securities will bear interest, or the method of determination of such rate or rates;

     - the times on which the interest, if any, on the debt securities will be payable;

     - if interest payments are subject to interest deferral provisions, specific information about such deferral provisions;
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

     - if we may pay interest or principal through issuances of equity or debt securities, a description of such terms;

     - the record dates for payments of interest, if any, and principal;

     - provisions for a sinking, purchase or other similar fund, if any;

     - the date, or dates, or circumstances, if any, triggering the right to redeem the debt securities, at our option or the option of the holder and the redemption price or prices;

     - if the debt securities may be converted into or exercised or exchanged for our common shares or preferred shares or any other of our securities, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common shares or preferred shares or other securities issuable upon conversion, exercise or exchange may be adjusted; and

     - any other terms of the debt securities that are not inconsistent with the provisions of the Indenture.

     The Indenture provides that debt securities of a single series may be issued at various times, with different maturity dates, and may bear interest at different rates. Unless otherwise indicated in the prospectus supplement, principal, premium, if any, and interest, if any, will be payable, and the debt securities offered will be transferable, at the corporate trust office of Citibank, N.A., as registrar and paying agent, in New York, New York. The payment of interest, if any, may be made at our option by our mailing a check to the person entitled to receive the interest at the address listed in the debt security register. (Section 3.1)

     We will establish a record date for the payment of interest, if any, on the debt securities of each series. If no record date is established and interest payment dates fall on the first day of a calendar month, the record date will be the fifteenth day of the calendar month preceding the interest payment date. If no record date is established and interest payment dates fall on the fifteenth day of a calendar month, the record date will be the first day of the calendar month. (Section 2.7)

WE ARE NOT LIMITED FROM ISSUING ADDITIONAL DEBT AND OTHER SECURITIES

     We may issue as many distinct series of debt securities under the Indenture as we wish. The Indenture does not limit other indebtedness or securities that we may issue, under the Indenture or otherwise, and contains no financial or similar restrictions on us except as described below. The Indenture does not limit our ability to incur additional indebtedness senior to any subordinated debt securities we may issue.

FORM OF DEBT SECURITIES

     Unless otherwise indicated in a prospectus supplement, we will issue the debt securities in book-entry only form. This means that the debt securities will be represented by one or more permanent global certificates registered in the name of a depositary, which will be The Depository Trust Company, New York, New York (DTC), or its nominee unless otherwise indicated in a prospectus supplement. We will refer to debt securities in this form here and in the prospectus supplement as book-entry only. Alternatively, we may issue the debt securities in certificated form registered in the name of the holder. Under these circumstances, holders may receive certificates representing the debt securities. Unless otherwise indicated in a prospectus supplement, senior debt securities in certificated form will be issued only in multiples of $1,000 and subordinated debt securities in certificated form will be issued only in multiples of $25. Certificated debt securities will be exchangeable without charge except for reimbursement of taxes or other governmental charges, if any. We will refer to debt securities in this form in the prospectus supplement as certificated.

LEGAL OWNERSHIP AND BOOK-ENTRY ONLY ISSUANCE

     In this section, we describe special considerations that will apply to registered debt securities issued in global -- that is, "book-entry only" -- form. First we describe the difference between legal ownership and
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

indirect ownership of registered debt securities. Then we describe special provisions that apply to global securities.

  WHO IS THE LEGAL OWNER OF A REGISTERED SECURITY?

     Each debt security in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire series of debt securities. We refer to those who have debt securities registered in their own names, on the books that we or the Trustee maintain for this purpose, as the holders of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect owners of those debt securities. As we discuss below, indirect owners are not legal holders, and investors in debt securities issued in book-entry only form or in street name will be indirect owners.

  Book-Entry Owners

     Unless otherwise indicated in the applicable prospectus supplement, we will issue each debt security in book-entry only form. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

     Under the Indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the series of debt securities and we will make all payments on the debt securities to the depositary. The depositary will pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants will do so under agreements they have made with one another or with their customers; they are not obligated to do so under the Indenture or the terms of the debt securities.

     As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect owners, and not holders, of the debt securities.

  Street Name Owners

     In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in street name. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

     For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect owners, not holders, of those debt securities.

  Legal Holders

     Our obligations, as well as the obligations of the Trustee and any agent employed by us run only to the holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a debt security or has no choice because we are issuing the debt securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose -- for example, to amend the Indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the Indenture -- we would seek the approval only from the holders, and not the indirect owners, of the relevant debt securities. Whether and how the holders contact the indirect owners is up to the holders.

     When we refer to "you" in this prospectus, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect owners of those debt securities. When we refer to debt securities owned or held by you in this prospectus, we mean the debt securities in which you will hold a direct or indirect interest.

  Special Considerations for Indirect Owners

     If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - whether and how you can instruct it to exercise any rights to exchange or convert a debt security for or into other property;

     - how it would handle a request for the holders' consent, if ever required;

     - whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

     - how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

     - if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

  WHAT IS A BOOK-ENTRY ONLY SECURITY?

     Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any debt security for this purpose is called the "depositary" for that debt security. A debt security will usually have only one depositary but it may have more.

     Each series of debt securities will have one or more of the following as the depositaries:

     - DTC;

     - a financial institution holding the debt securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as "Euroclear";

     - a financial institution holding the debt securities on behalf of Clearstream Banking, societe anonyme, Luxembourg, which is known as "Clearstream"; and

     - any other clearing system or financial institution named in the applicable prospectus supplement.

     The depositaries named above may also be participants in one another's systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that debt security

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

through Euroclear or Clearstream, as DTC participants. If we designate a depositary other that DTC we will indicate this in the prospectus supplement, and we will enter into a supplement to the Indenture to permit the designation.

     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under " -- Holder's Option to Obtain a Non-Book-Entry Only Security; Special Situations When a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose debt security is represented by a global security will not be a holder of the debt security, but only an indirect owner of an interest in the global security.

     If the prospectus supplement for a particular debt security indicates that the debt security will be issued in book-entry only form, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "--Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated". If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

  Special Considerations for Book-Entry Only Securities

     As an indirect owner, an investor's rights relating to a book-entry only security will be governed by the account rules of the depositary and those of the investor's financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of debt securities and instead deal only with the depositary that holds the global security.

     If debt securities are issued in book-entry only form, an investor should be aware of the following:

     - an investor cannot cause the debt securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

     - an investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe above under "-- Who Is the Legal Owner of a Registered Security?";

     - an investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in non-book-entry form;

     - an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

     - the depositary's policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor's interest in a global security, and those policies may change from time to time. Neither we nor the Trustee will have any responsibility for any aspect of the depositary's policies, actions or records of ownership interests in a global security. Neither we nor the Trustee supervise the depositary in any way;

     - the depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

     - financial institutions that participate in the depositary's book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that debt security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

 Holder's Option to Obtain a Non-Book-Entry Only Security; Special Situations When a Global Security Will be Terminated

     If we issue any series of debt securities in book-entry only form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner's bank, broker or other financial institution through which that owner holds its beneficial interest in the debt securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

     In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "-- Who Is the Legal Owner of a Registered Security?"

     The special situations for termination of a global security are as follows:

     - the depositary notifies us that it is unwilling or unable to continue as depositary for the global security, or if the depositary is DTC, if at any time it ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

     - we notify the Trustee that we have decided not to have the debt securities of that series represented by a global security; or

     - an event of default has occurred and is continuing with respect to the debt securities.

     If a global security is terminated, only the depositary, and neither we nor the Trustee will be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities. In this event certificated debt securities will be issued in exchange for the terminated global security as directed by the depositary.

  Considerations Relating to Euroclear and Clearstream

     Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

     Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

     As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

     Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC's rules and procedures.

  Special Timing Considerations for Transactions in Euroclear and Clearstream

     Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any debt securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

     In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

INDENTURE COVENANTS

     The Indenture contains promises by us, called "covenants" for the benefit of the holders of the debt securities. The covenants described under the headings "Limitations on Liens" and "Limitation on Sale Leaseback Transactions" are made for the benefit of holders of our senior debt securities only. THE HOLDERS OF OUR SUBORDINATED DEBT SECURITIES WILL NOT RECEIVE THE BENEFITS OF THESE COVENANTS.

LIMITATIONS ON LIENS

     We have agreed in the Indenture that we will not, nor will we permit any Subsidiary to, mortgage, hypothecate, charge, pledge, or otherwise encumber (collectively referred to as "mortgages") any of our Principal Properties or the capital stock or Funded Indebtedness of any Subsidiary which owns a Principal Property, to secure any Indebtedness, without securing the debt securities equally and ratably with, or prior to, such Indebtedness.

     This covenant has certain exceptions which permit, among other things:

     - the giving or assumption of any Purchase Money Mortgage;

     - any mortgage given by a Subsidiary to us or any other Subsidiary so long as the mortgage will be held for our benefit or for the benefit of a Subsidiary;

     - mortgages on property, capital stock or Indebtedness of a corporation existing at the time the corporation becomes a Subsidiary;

     - mortgages in favor of Canada or the United States or any Province or State thereof, or any department, agency, or instrumentality or political subdivision of Canada or the United States, to secure certain payments or other obligations;

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

     - the sale or other transfer of production payments, mineral payments, ore payments and similar arrangements unless we or a Subsidiary have personally assumed or become generally liable for any Indebtedness in connection with the sale or transfer; and

     - any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part of any mortgage permitted above, so long as the principal amount of Indebtedness secured will not exceed the principal amount of Indebtedness secured at the time of the extension, renewal or replacement, and that the extension, renewal or replacement will be limited to all or part of the property which secured the mortgage that was extended, renewed or replaced.

     In addition to these exceptions, we and our Subsidiaries may create or assume mortgages without equally and ratably securing the debt securities (mortgages which have been created or assumed being referred to as "Basket Mortgages"), so long as at the time of and after giving effect to such creation or assumption, the total amount of all Indebtedness secured by our Basket Mortgages less any Indebtedness concurrently retired plus the total amount of Attributable Debt in respect of certain sale and leaseback transactions (as defined in the Indenture) existing at the time do not exceed 10% of consolidated shareholders' equity as of a date not more than 135 days prior to such time. (Section 3.6)

DEFINED TERMS

     The following terms used above have the following meanings (Section 1.1):

     "Attributable Debt" means the present value of rents during the remaining term of leases.

     "Indebtedness" means:

     - all indebtedness for the repayment of money borrowed;

     - all liabilities under leases which must be capitalized under generally accepted accounting principles in Canada on the lessee's balance sheet; and

     - all guarantees, endorsements, assumptions and other contingent obligations in respect of such indebtedness or liabilities.

     "Funded Indebtedness" means Indebtedness which matures by its terms or is renewable by the borrower to a date more than one year after the date of its original creation, assumption or guarantee.

     "Principal Property" means any mineral property, smelter, refinery, mill, fabricating plant or similar processing or manufacturing facility, or any electric generating plant of ours or any of our Subsidiaries constituting the primary source of power for any such facility, located in the United States or Canada and having a net book value of more than 0.5 percent of Consolidated Net Tangible Assets, unless our Board of Directors by resolution declares that the property, plant or facility is not important to our business as a whole. Principal Property may also include similar property we have designated to which we have applied the proceeds of sale and leaseback transactions.

     "Consolidated Net Tangible Assets" means (1) the total of all assets, including assets leased under capital lease obligations (less depreciation, obsolescence, amortization, valuation and other proper reserves), which in accordance with generally accepted accounting principles in Canada would appear on the asset side of our consolidated balance sheet as of a date not more than 135 days preceding the date on which Consolidated Net Tangible Assets are to be determined, after eliminating (A) franchises, licenses, permits, patents, patent applications, copyrights, trade names, goodwill, organizational expenses and other like intangibles and (B) unamortized debt discount and expense, less (2) the total of all consolidated current liabilities which would appear on the liability side of the balance sheet, as determined in accordance with generally accepted accounting principles in Canada.

     "Subsidiary" means any corporation of which we or one or more of our Subsidiaries owns at least a majority of the outstanding voting stock.

     "Purchase Money Mortgage" means any hypothec, mortgage, lien, pledge, security interest or other encumbrance (including conditional sale agreements or other title retention agreements or capital leases) upon property that has been or is to be acquired, constructed or improved by us or a Subsidiary and created prior to, contemporaneously with, or within six months after, the acquisition or the completion of the construction or improvement to secure the amount of the purchase price of the property or the cost of the construction or improvement, or any part thereof, or any hypothec, mortgage, lien, pledge, security interest or other encumbrance existing on the property at the time of the acquisition, whether the obligations secured are payable to the person from whom such property is acquired or otherwise.

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     The Indenture imposes restrictions on our ability to enter into sale leaseback transactions. Neither we nor any Subsidiary owning a Principal Property may enter into any Sale and Leaseback Transaction (which excludes leases expiring within three years of making, leases between us and a Subsidiary or between Subsidiaries and any lease of part of a Principal Property, which has been sold, for use in connection with the winding up or termination of the business conducted on such Principal Property) unless:

     - we or any of our Subsidiaries could create or assume a mortgage on the Principal Property to be leased without equally and ratably securing the debt securities by reason of one of the exceptions described under "Limitation on Liens";

     - immediately prior to entering into such arrangement, we or a Subsidiary could create a mortgage on the Principal Property securing Indebtedness in an amount equal to the Attributable Debt relating to the particular Sale and Leaseback Transaction without equally and ratably securing the debt securities; or

     - an amount equal to the net proceeds of the sale of the property leased is applied to the retirement, otherwise than by payment at maturity or pursuant to mandatory sinking fund requirements, of the debt securities or other Funded Indebtedness of ours or of a Subsidiary ranking on a parity with the debt securities or to the purchase, improvement or construction of Principal Properties. (Section 3.8)

SUBORDINATION PROVISIONS

     Direct holders of subordinated debt securities should recognize that contractual provisions in the Indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the Indenture, to all of our senior indebtedness, as defined in the Indenture, including all of the senior debt securities we have issued and will issue under the Indenture.

     Under the Indenture, "senior indebtedness" includes all of our obligations to pay principal, premium, interest, penalties, fees and other charges:

     - for borrowed money;

     - in the form of or evidenced by other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

     - under capital leases;

     - under letters of credit, bankers' acceptances or similar facilities;

     - issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

     - under swaps and other hedging arrangements;

     - pursuant to our guarantee of another entity's obligations and all dividend obligations guaranteed by us; and

     - to satisfy the expenses and fees of the Trustee under the Indenture.

     The following types of our indebtedness will not rank senior to the subordinated debt securities:

     - indebtedness we owe to a subsidiary of ours;

     - indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

     - indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business; and

     - indebtedness we may incur in violation of the Indenture.

     The Indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

     - in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

     - (1) in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period or (2) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (1) or (2), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (3) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (1) or (2).

     If the Trustee under the Indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the Trustee or the direct holders will have to repay that money to the direct holders of our senior indebtedness.

     Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the Trustee under the Indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

CONSOLIDATION OR MERGER

     We may consolidate or merge with any other corporation or transfer all or substantially all of our assets to any other person provided that:

     - we are not in default under any covenant or provision under the Indenture; and

     - the person or successor corporation, which must be organized under the laws of Canada or any Province, the United States or any State or the District of Columbia, expressly assumes our obligations under the Indenture by supplemental indenture satisfactory to the Trustee. (Section 9.1)

     Unless otherwise indicated in the prospectus supplement, certain of the covenants described above would not necessarily afford holders of debt securities protection in the event we were involved in a highly leveraged transaction, such as a leveraged buyout.

EVENTS OF DEFAULT, WAIVER, AND NOTICE

     "Event of Default" means, with respect to any series of debt securities, any of the following:

     - failure to pay interest on that series of debt securities for 30 days after payment is due;

     - failure to pay principal and premium, if any, on that series of debt securities when due either at maturity, upon redemption, by declaration or otherwise;

     - failure to perform any other covenants or agreements in the Indenture for the benefit of the holders of the applicable series for 90 days after we are given notice of the failure; and

     - certain events of bankruptcy, insolvency and reorganization relating to us. (Section 5.1)

     The Trustee may withhold notice to the holders of debt securities of any default, except a default in payment of principal of or interest or premium on the debt securities, if the Trustee considers it in the interest of the holders of the debt securities to do so. (Section 5.11)

     The Indenture provides that:

     - if an Event of Default due to the default in the payment of principal, interest or premium, if any, on, or in the performance of any other of the covenants or agreements in the Indenture affecting any series of debt securities occurs and continues, the Trustee or holders of 25% of the principal amount outstanding of that series of debt securities may declare the principal of all that series of debt securities to be due and payable immediately; and

     - if an Event of Default resulting from certain events of bankruptcy, insolvency and reorganization occurs and continues, the Trustee or the holders of 25% of the principal amount outstanding of all debt securities may declare the principal of all debt securities to be due and payable immediately.

     Under certain conditions such declarations may be rescinded and past defaults may be waived, except defaults in payment of principal of or interest or premium on the debt securities, by the holders of a majority of that series of debt securities then outstanding, or of all series, as the case may be. (Section 5.1)

     The holders of a majority in principal amount of the debt securities of any and all series affected and then outstanding, each voting as a separate class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. This right is subject to certain exceptions and provided that the holders of the debt securities have offered to the Trustee reasonable indemnity against expenses and liabilities. (Sections 5.9 and 6.2)

     Investors holding debt securities in book entry form should consult with their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

     We are required to file with the Trustee an annual certificate as to the absence of certain defaults under the Indenture. (Section 3.5)

     The Indenture provides that none of the terms of the Indenture will require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to the Trustee.

DEFEASANCE AND COVENANT DEFEASANCE

     We may elect either:

     - to be discharged from all of our obligations with respect to the debt securities under the Indenture, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (defeasance); or

     - to be discharged from all of our obligations with respect to the debt securities under certain sections of the Indenture, including the restrictions set forth in "Limitation on Liens" and "Limitations on Sale and Leaseback Transactions" above (covenant defeasance).

     In order for us to exercise either defeasance or covenant defeasance, we must deposit with the Trustee, in trust for such purpose, money and/or U.S. Government Obligations which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on such debt securities not later than one day before the scheduled due dates. A trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that the holders of the debt securities:

     - will not recognize income, gain or loss for federal income tax purposes as a result of defeasance or covenant defeasance; and

     - will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred.

     In the case of defeasance, the opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after July 15, 1989. (Sections 13.1 through 13.4)

MODIFICATION OF THE INDENTURE

     Under the Indenture our rights and the rights of the holders of debt securities may be changed. Certain changes to the rights of the holders of the debt securities in the Indenture or any Supplemental Indenture require the consent of the holders of not less than 66 2/3% in principal amount of the debt securities of all series affected by such change at the time outstanding. However, the following changes may not be made without the consent of each holder of the debt securities affected:

     - extending the final maturity of any debt security, or reducing the principal amount thereof, including in the case of a discounted debt security the amount payable thereon in the event of acceleration or the amount provable in bankruptcy, or any redemption premium thereon, or reducing the rate or extending the time of payment of interest thereon, or impairing or affecting the right of any holder of debt securities to institute suit for the payment thereof or the right of repayment, if any, at the option of the holder; or

     - reducing the stated percentage of holders necessary to modify the Indenture. (Section 8.2)

     We may enter into one or more supplemental indentures without the consent of any holder of debt securities:

     - to secure the debt securities;

     - to evidence the succession to us of another corporation and the assumption by any such successor of our covenants contained in the Indenture and the debt securities;

     - to add to the covenants contained in the Indenture and to add any additional Events of Default;

     - to cure any ambiguity or to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or to make other provisions which do not adversely affect the interests of the holders of debt securities;

     - to establish the form or terms of debt securities of any series; and

     - to evidence and provide for a successor Trustee under the Indenture for one or more series of debt securities and to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee. (Section 8.1)

CONSENT TO JURISDICTION

     We agree that any legal suit, action or proceeding brought by the Trustee or any holder of debt securities in connection with the debt securities or the Indenture may be instituted in any state or federal court in the City or State of New York.

REGARDING THE TRUSTEE

     Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), Trustee under the Indenture, serves as a depositary of funds of, and performs corporate trust and commercial banking services for us and our subsidiaries from time to time in the normal course of business and also makes loans to us and our subsidiaries. In addition, we have two-long-term, global, multi-year and multi-currency borrowing facilities each amounting to $1 billion and a $4 billion 364-day, global, multi-currency, senior bridge term facility with a syndicate of major international banks. Deutsche Bank A.G., the parent of Deutsche Bank Trust Company Americas, has a $30 million participation under one $1 billion long-term facility, has a $44 million participation under the other $1 billion long-term facility and has a $41.2 million participation under the $4 billion 364-day senior bridge term facility. As of October 31, 2003, we did not have any amounts outstanding under either facility.

     Deutsche Bank Trust Company Americas is currently trustee of six series of outstanding senior debt securities issued under the Indenture in an aggregate principal amount of $2.1 billion.

     Under the Trust Indenture Act of 1939, upon the occurrence of a default under any series of debt securities under the Indenture, if the Trustee has a conflicting interest, as defined in the Trust Indenture Act, the Trustee must, within 90 days, either eliminate the conflicting interest or resign, unless the default is cured, waived or otherwise eliminated within the 90-day period. Under the Trust Indenture Act, the Trustee will be considered to have a conflicting interest if the Trustee is one of our creditors. In addition, in the event we have outstanding one or more series of senior debt securities and subordinated debt securities for which the Trustee acts as trustee and a default occurs under the terms of either or both types of series, the Trustee would be considered to have a conflicting interest under the Trust Indenture Act and would be required to resign as trustee in respect of either the senior debt securities or the subordinated debt securities. If the Trustee fails to either eliminate the conflicting interest or to resign within ten days after the expiration of the 90 day period, the Trustee will be required to notify the holders to this effect and any holder who has been a bona fide holder for at least six months may petition a court to remove the Trustee and to appoint a successor trustee.

                          DESCRIPTION OF SHARE CAPITAL

OUTSTANDING SERIES OF SHARE CAPITAL

                                                              AUTHORIZED   OUTSTANDING*
                                                              ----------   ------------
Common Shares...............................................  Unlimited    322,278,372
Preference Shares, issuable in series, of which the
  following
  series are outstanding:...................................  Unlimited
  Floating Rate Cumulative Redeemable Preference Shares,
     Series C, 1984.........................................  4,200,000      4,200,000
  Floating Rate Cumulative Redeemable Preference Shares,
     Series C, 1985.........................................  1,500,000      1,500,000
  Cumulative Redeemable Preference Shares, Series E.........  3,000,000      3,000,000

---------------

* As at October 31, 2003.

     The currently outstanding series of preference shares are not offered under this prospectus.

AUTHORIZED CAPITAL

     We may issue an unlimited number of additional common shares and preference shares from time to time upon approval by our Board of Directors for such consideration as the Board of Directors decides appropriate, without the need of further shareholder authorization. However, the Board of Directors is not allowed to create or issue any series of preference shares with voting rights, other than voting rights arising only in the event of non-payment of dividends, without the consent of our Common shareholders, given by way of special resolution. The terms of any preference shares, including dividend rates, conversion and voting rights, if any, redemption prices and similar matters will be determined by the Board of Directors prior to issuance.

                        DESCRIPTION OF PREFERENCE SHARES

DESCRIPTION OF TERMS OF PREFERENCE SHARES WE MAY OFFER

     The terms of each series of preference shares will be determined by the Board of Directors prior to issuance. The Board of Directors may not create or issue any series of preference shares with voting rights, other than voting rights arising only in the event of non-payment of dividends, without the consent of the holders of our common shares, given in the form of a special resolution.

     Unless otherwise indicated in a prospectus supplement, all preference shares to be issued from time to time under this Prospectus will be fully paid and nonassessable.

     The prospectus supplement relating to the particular series of preference shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

     - the offering price at which we will issue the preference shares;

     - the title, designation of number of shares and stated value of the preference shares;

     - the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

     - any conversion or exchange rights;

     - whether the preference shares will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

     - any liquidation rights;

     - any sinking fund provisions;

     - any voting rights; and

     - any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our restated articles of incorporation.

REDEMPTION

     If so specified in the applicable prospectus supplement, a series of preference shares may be redeemable at any time, in whole or in part, at our option or the holder's, and may be mandatorily redeemed by us.

     Any restriction on the repurchase or redemption by us of our preference shares while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

     Any partial redemptions of preference shares will be made in the discretion of our board of directors.

     Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on preference shares called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

DIVIDENDS

     Holders of each series of preference shares will be entitled to receive dividends when, as and if declared by our board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of preference shares. Dividends will be payable to holders of record of preference shares as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preference shares may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.

     We may not declare, pay or set apart funds for payment of dividends on a particular series of preference shares unless full dividends on any other series of preference shares that ranks equally with or senior to the series of preference shares have been paid or sufficient funds have been set apart for payment for either of the following:

     - all prior dividend periods of the other series of preference shares that pay dividends on a cumulative basis; or

     - the immediately preceding dividend period of the other series of preference shares that pay dividends on a noncumulative basis.

     Partial dividends declared on shares of any series of preference shares and other series of preference shares ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preference shares.

CONVERSION OR EXCHANGE RIGHTS

     The prospectus supplement relating to any series of preference shares that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for our common shares, another series of our preference shares or our other securities or debt or equity securities of third parties.

LIQUIDATION PREFERENCE

     In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preference shares will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preference shares, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preference shares upon liquidation, dissolution or winding-up.

     If the liquidation amounts payable relating to the preference shares of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preference shares of that series and the other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference of each security. Holders of these series of preference shares or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

VOTING RIGHTS

     The holders of shares of preference shares will have no voting rights, except:

     - as otherwise stated in the applicable prospectus supplement;

     - as otherwise stated in the certificate of designations establishing the series; or

     - as required by applicable law.

SUMMARY OF SPECIFIC PROVISIONS OF OUTSTANDING PREFERENCE SHARES

     We currently have the following preference shares outstanding: Floating Rate Cumulative Redeemable Preference Shares Series C, 1984 and 1985 and Cumulative Redeemable Preference Shares Series E. The holders of each class of preference shares will be entitled to receive cumulative cash dividends at the following rates:

          Series C, 1984 and 1985: quarterly dividends in an amount determined by applying to C$ 25 per share 25% of the greater of (1) 72% of the average of the Canadian prime interest rates quoted by two major Canadian banks for stated periods, and (2) the lesser of 7.5% and the average of the Canadian prime interest rates quoted by two major Canadian banks for stated periods.

          Series E: quarterly dividends in an amount determined by applying to C$ 25 per share 25% of 75% of the average of the Canadian prime interest rates quoted by two major Canadian banks for stated periods.

     The holders of outstanding preference shares are not entitled to vote at meetings of shareholders unless we fail to pay six quarterly dividends on such preference shares. Thereafter, so long as such dividends remain in arrears, the holders will be entitled, voting separately as a class, to elect two members of the Board of Directors.

     All of our outstanding preference shares are fully paid and nonassessable.

     In the event that we liquidate, dissolve or wind up or distribute our assets among shareholders for the purpose of winding up our affairs, the holders of the outstanding preference shares will be entitled to receive, in preference to holders of the common shares, the sum of C$ 25 per preference share for Series C and E plus all accrued and unpaid dividends. Additionally, if such distribution is voluntary, an additional amount equal to the premium, if any, will be payable on redemption.

     The outstanding preference shares are redeemable at our option at C$ 25 per preference share plus all accrued and unpaid dividends.

     Unless all dividends then payable on the outstanding preference shares have been declared and paid or set apart for payment, we will not (1) pay any dividends, other than stock dividends, or make any distributions on any shares ranking junior to the outstanding preference shares with respect to the payment of dividends or return of capital, (2) retire for value any shares ranking junior to the outstanding preference shares with respect to payment of dividends or return of capital, or (3) except in connection with the exercise of a retraction privilege, retire less than all of a series of preference shares.

     The outstanding preference shares are listed on the Toronto Stock Exchange. The transfer agent for the outstanding preference shares is CIBC Mellon Trust Company.

                          DESCRIPTION OF COMMON SHARES

ATTRIBUTES

     The common shares are subject to the rights of the holders of the preference shares, as described above, and of any other preferred securities issued in the future.

     The holders of common shares are entitled to one vote per common share at all meetings of Shareholders, to participate ratably in any dividends which may be declared on common shares by our Board of Directors and, in the event of our liquidation, dissolution or winding-up or other distribution of our assets or property, to a pro rata share of our assets after payment of all liabilities and obligations. The common shares have no pre-emptive, redemption or conversion rights. All of our outstanding common shares and all common shares to be issued from time to time under this prospectus will be fully paid and nonassessable.

     The provisions of the Canada Business Corporations Act (CBCA) require that the amendment of certain rights of holders of any class of shares, including the common shares, must be approved by not less than two-thirds of the votes cast by the holders of such shares. A quorum for any meeting of the holders of common shares is 40% of the common shares then outstanding. Therefore, it is possible for the rights of the holders of common shares to be changed other than by the affirmative vote of the holders of the majority of the outstanding common shares. In circumstances where certain rights of holders of common shares may be amended, however, holders of common shares will have the right, under the CBCA, to dissent from such amendment and require us to pay them the then fair value of their common shares.

     The transfer agents for the common shares are CIBC Mellon Trust Company in Canada, Mellon Investor Services L.L.C. in New York, and CIBC Mellon Trust Company in England.

     Shareholders are also entitled to rights and privileges under the shareholder rights plan summarized below.

SHAREHOLDER RIGHTS PLAN

     In 1990, Shareholders approved a plan whereby each of our common shares carries one right to purchase additional common shares. The plan, with certain amendments, was reconfirmed by the Shareholders at the 1995 Annual Meeting, and further amendments were approved at the 1999 Annual Meeting. The terms of the rights are contained in an agreement called the Shareholder Rights Agreement, made as of December 14, 1989 between us and CIBC Mellon Trust Company, which is the rights agent under the agreement. The agreement is governed by the laws of Ontario and Canada. A copy of the plan, as amended to date, is attached as Schedule B of the Management Proxy Circular filed as Exhibit 99 to our Annual Report on Form 10-K for the year ended December 31, 1998. The rights expire in 2008, subject to re-confirmation at the Annual Meeting of Shareholders in 2005.

     The rights under the plan are not currently exercisable, nor may they be separated from the common shares. Subject to specified exceptions and qualifications, on the tenth business day after the first to occur of:

     - the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of our outstanding voting shares; or

     - a bid to acquire 20% or more of our outstanding voting shares,

holders of rights, with the exception of the acquiring or bidding party, will be entitled to purchase from us, upon payment of the exercise price (currently U.S.$200.00), the number of common shares that can be purchased for double the exercise price, based on the market value of our common shares at the time the rights become exercisable. At and after such time the rights will also be transferable separately from the common shares. The exercise price mentioned above is subject to adjustment according to the terms of the rights plan to account for, among other things, adjustments to our common shares such as stock splits, stock dividends and distributions to shareholders.

     The rights agreement has a permitted bid feature which allows a take-over bid to proceed without the rights becoming exercisable, provided that the bid meets specified minimum specified standards of fairness and disclosure, even if our Board of Directors does not support the bid.

     The rights may be redeemed by our Board of Directors prior to the expiration or reauthorization of the rights agreement, with the prior consent of the holders of rights or common shares, for U.S.$0.01 per right. In addition, under specified conditions, our Board of Directors may waive the application of the rights agreement for particular share acquisitions or take-over bids, and in that event the Board of Directors will be deemed to have elected to redeem the rights at U.S.$0.01 per right.

                            DESCRIPTION OF WARRANTS

GENERAL

     We may from time to time offer warrants in one or more series to purchase our common shares, preference shares or debt securities, or any combination of these instruments. We may offer warrants either alone or together with the underlying instruments, and the warrants may be attached or separate from the underlying instruments. Each series of warrants will be issued under a separate warrant agreement, which, together with the warrants themselves, will contain the terms of the warrants. Each warrant agreement will be between us and a warrant agent we will retain for the applicable series of warrants. The warrant agent will act exclusively as our agent in connection with the warrants of the applicable series and will not have any obligation or relationship of agency for or with the holders or beneficial owners of the warrants.

     The following describes some of the general terms and provisions of the warrants we may offer. Additional terms of the warrants and the applicable warrant agreement will be described in the applicable prospectus supplement. The following description of the terms of the warrants and the supplemental description contained in the applicable prospectus supplement may not be complete, and we urge you to read the applicable warrant agreement and form of warrant because those documents will define your rights as a holder of our warrants.

     The prospectus supplement relating to a series of warrants will describe the terms of the series of warrants, including the following:

     - the series designation of the warrants;

     - the price or prices at which the warrants will be offered;

     - the total number of warrants to be offered;

     - the designation and the terms of the securities to be purchased on exercise of the warrants;

     - the date on which the right to purchase the underlying securities will begin, and the date on which the purchase right will expire;

     - the exercise price of the securities to be purchased on exercise of the warrants;

     - information about the warrant agent;

     - the procedures and conditions for exercising the warrants;

     - if applicable, information with respect to book-entry procedures;

     - if applicable, the minimum or maximum number of warrants that may be exercised by an individual beneficial holder, or by all beneficial holders, at any one time;

     - if applicable, the designation and the terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

     - if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

     - the governing law of the warrants and warrant agreement, if other than the law of the State of New York;

     - if applicable, any anti-dilution provisions; and

     - any other terms of the warrants, including terms, procedures limitations and conditions relating to the exchange and exercise of the warrants.

     Unless otherwise indicated in a prospectus supplement, we will issue warrants in fully registered form only. The warrants will be exercisable only for cash. Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent's corporate trust office or at any other office designated for such purpose as provided in the applicable prospectus supplement.

     Holders of warrants prior to exercise of the applicable purchase right will be holders of the warrants alone and will not be considered holders of the underlying securities. As a result, holders of warrants prior to exercise will not have any of the rights of holders of the underlying equity or debt securities purchasable upon exercise, and will not be entitled to payments of principal (or premium, if any) or interest, if any, or voting or other rights on any underlying debt securities, and will not be entitled to dividend, if any, voting or other rights of the common or preference shares for which the warrants may be exercised.

WARRANT EXERCISE

     Each series of warrants will entitle the holder to purchase for cash a number of underlying securities at an exercise price that will be stated in, or determined as described in, the prospectus supplement for the series. Warrants may be exercised at any time up until the close of regular business hours on the expiration date set forth in the applicable prospectus supplement. After the close of business on the applicable expiration date the warrants will be void and will no longer be exercisable for purchase of the underlying securities.

     Warrants will be exercisable as described in the applicable prospectus supplement. Upon receipt of payment and the properly completed and duly executed warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement as the location for warrant certificate presentment and exercise, we will, as soon as practicable, forward the securities purchasable upon exercise of the warrants. If a holder decides to exercise fewer than all of the warrants represented by the warrant certificate, we will issue to the holder a new warrant certificate representing the remaining warrants.

ENFORCEABILITY OF RIGHTS AND GOVERNING LAW

     The holders of warrants may, on their own behalf and for their own benefit, without the consent of the warrant agent, enforce, and may institute and maintain any suit, action or proceeding against us to enforce, their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospects supplement, each series of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

                                TAX CONSEQUENCES

     Where appropriate, the applicable prospectus supplement will describe the Canadian tax considerations, Quebec tax considerations and U.S. federal income tax considerations relevant to the securities being offered.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to our Report on Form 10-K/A, filed on September 11, 2003, which amends our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Pechiney incorporated into this prospectus by reference to our Current Report on Form 8-K dated November 25, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, independent accountants, given the authority of said firm as experts in auditing and accounting.

                             VALIDITY OF SECURITIES

     Roy Millington, our Corporate Secretary, will pass upon the validity of the equity securities. In connection with particular offerings of debt securities and warrants, the validity of the debt securities and warrants will be passed upon by Roy Millington, as to matters of Canadian law and applicable matters of Quebec law, and by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law. Davis Polk & Wardwell, New York, New York will issue an opinion as to certain legal matters for the agents or underwriters.

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                              PLAN OF DISTRIBUTION

     We may sell any series of securities at any time after effectiveness of the registration statement of which this prospectus forms a part in one or more of the following ways from time to time:

      - through underwriters or dealers;

      - through agents; or

      - directly to one or more purchasers.

     The offered securities may be distributed periodically in one or more transactions at:

      - a fixed price or prices, which may be changed;

      - market prices prevailing at the time of sale;

      - prices related to the prevailing market prices; or

      - negotiated prices.

     The prospectus supplement will include:

      - the initial public offering price;

      - the names of any underwriters, dealers or agents;

      - the purchase price of the securities;

      - our proceeds from the sale of the securities;

      - any underwriting discounts or agency fees and other underwriters' or agents' compensation;

      - any discounts or concessions allowed or reallowed or paid to dealers;

      - the place and time of delivery of the securities; and

      - any securities exchange on which the securities may be listed.

     If underwriters are used in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions, at any time or times at a fixed public offering price or at varying prices. The underwriters may change from time to time any fixed public offering price and any discounts or commissions allowed or re-allowed or paid to dealers. If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities in the public at varying prices to be determined by such dealers.

     In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the prospectus supplement for such securities. If we grant any over-allotment option, the terms of the option will be set forth in the prospectus supplement for the securities.

     This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire our securities to be issued on a delayed or contingent basis.

     Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, to contribute with respect to payments which they may be required to make in respect of such liabilities and to reimburse them for certain expenses.

     Underwriters, dealers and agents, and their affiliates or associates, may engage in transactions with us or perform services for us in the ordinary course of business and receive compensation from us.

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     Each series of offered securities will be a new issue of securities and will have no established trading market, other than our common shares, which are principally listed on the New York Stock Exchange and the Toronto Stock Exchange. We will apply to list any common shares sold pursuant to a prospectus supplement on the New York Stock Exchange and the Toronto Stock Exchange. Other securities may or may not be listed on a national or foreign securities exchange or automated quotation system. Any underwriters or agents to whom securities are sold for public offering or sale may but are not required to make a market in the securities, and the underwriters or agents may discontinue making a market in the securities at any time without notice. No assurance can be given as to the liquidity or the existence of trading markets for any securities other than our common shares.

     Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the offered securities or any underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than would be the case in the absence of such transactions.

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